Exhibit 99.5

NORTHERN GRAPHITE CORPORATION

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2010

June 28, 2011

TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1

MARKET AND INDUSTRY DATA	1

GENERAL MATTERS	1

CORPORATE STRUCTURE	2

DESCRIPTION OF THE BUSINESS	2

GENERAL DEVELOPMENT OF THE BUSINESS	3

THE GRAPHITE INDUSTRY	6

THE BISSETT CREEK PROJECT	10

DIVIDENDS	29

DESCRIPTION OF CAPITAL STRUCTURE	29

PRICE RANGE AND TRADING VOLUME OF SHARES	30

PRIOR SALES OF SHARES	30

ESCROWED SECURITIES	31

DIRECTORS AND OFFICERS	32

PROMOTERS	38

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	38

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	39

REGISTRAR AND TRANSFER AGENTS	39

MATERIAL CONTRACTS	39

INTERESTS OF EXPERTS	39

RISK FACTORS	39

ADDITIONAL INFORMATION	44

SCHEDULE “A” – CHARTER OF THE AUDIT COMMITTEE	45

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Information Form contains “forward-looking statements” which reflect management’s expectations regarding the Corporation’s future growth, results of operations, performance and business prospects and opportunities. Such forward-looking statements may include, but are not limited to, statements with respect to the future financial or operating performance of the Corporation and its projects, the future price of graphite or other metal prices, the estimation of mineral resources, the timing and amount of estimated future production, costs of production, capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, limitations of insurance coverage and the timing and possible outcome of regulatory matters. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others: general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; conclusions of economic evaluations; fluctuations in currency exchange rates; changes in project parameters as plans continue to be refined; changes in labor costs or other costs of production; future prices of graphite or other industrial mineral prices; possible variations of mineral grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavorable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; actual results of reclamation activities, and the factors discussed in the section entitled “Risk Factors” in this Annual Information Form. Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this Annual Information Form and the Corporation disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise, except as may be required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

MARKET AND INDUSTRY DATA

This Annual Information Form includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by management on the basis of its knowledge of and experience in the industry in which the Corporation operates (including management’s estimates and assumptions relating to such industry based on that knowledge). Management’s knowledge of such industry has been developed through its experience and participation in such industry. Although management believes such information to be reliable, the Corporation has not independently verified any of the data from third party sources referred to in this Annual Information Form or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, references in this Annual Information Form to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Annual Information Form.

GENERAL MATTERS

Unless otherwise indicated, all amounts herein are stated in Canadian dollars ($). Unless otherwise specified, the information contained in this Annual Information Form is presented as at December 31, 2010.

CORPORATE STRUCTURE

Name and Incorporation

Northern Graphite Corporation (“Northern” or the “Corporation”) was incorporated on February 25, 2002 under the Business Corporations Act (Ontario) as “Industrial Minerals Canada Inc.” Pursuant to articles of amendment dated March 1, 2010, the Corporation changed its name to “Northern Graphite Corporation” and subdivided its then outstanding common shares. Pursuant to articles of amendment dated August 10, 2010, the Corporation amended its articles to remove certain private company restrictions and cumulative voting provisions.

The registered office of the Corporation is located at Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario, M5H 2V1. The head office of the Corporation is located at Suite 201, 290 Picton Avenue, Ottawa, Ontario, K1Z 8P8.

Intercorporate Relationships

The Corporation has no subsidiaries.

DESCRIPTION OF THE BUSINESS

Northern is a mineral exploration and development company which holds a 100% interest in the Bissett Creek graphite project (the “Bissett Creek Project”). The Bissett Creek Project presently consists of Ontario mining lease number 106693, covering 564.6 hectares (the “Mining Lease”), which together with various unpatented mining claims, covers approximately 2,989 hectares (the “Mining Claims”), all contiguous to one another and located in the United Townships of Head, Clara and Maria, in the County of Renfrew, Province of Ontario. The Mining Lease was originally granted to a predecessor lessee by the Province of Ontario in 1993 with a twenty-one year term and annual rental payments payable to the Ontario Ministry of Northern Development, Mines and Forestry (the “MNDM”) in an amount prescribed by the Mining Act (Ontario). The Mining Claims principally consist of six unpatented mining claims numbered 1192304, 1192305, 1192306, 1192307, 4200145 and 4200146 covering approximately 624 hectares held by the Corporation since between 2006 and 2009. The Mining Claims also include another thirteen (13) unpatented mining claims recently staked by the Corporation covering approximately 1,800 hectares. The well explored area remains less than 100 hectares.

The principal business being carried on by the Corporation is the exploration and potential development of the Bissett Creek Project. The Corporation has no other properties or rights to acquire other properties. The Corporation is working towards the completion of a bankable feasibility study on the Bissett Creek Project, which is expected to be completed in November 2011, which will include metallurgical testing and a new resource estimate based on recent drilling, and through the environmental and mine permitting process for the Bissett Creek Project, which is expected to be completed during the first quarter of 2012. The Corporation intends to be in a position to make a construction decision on the Bissett Creek Project following these events, subject positive results of the feasibility study, the receipt of all required permits and regulatory approvals and the availability of financing. Northern owns sufficient ground rights for the development of the Bissett Creek Project. Operational permits and environmental authorization certificates are required for the mining of the open pit but it is expected that these approvals will be obtained normally when needed.

The Bissett Creek Project is subject to a royalty of $20 per tonne of graphite concentrate produced from the Bissett Creek Project and a 2.5% NSR on any other minerals or metals produced from the Bissett Creek Project, both of which are payable to the original prospectors who identified and staked the Bissett Creek Project. An annual advance royalty of $27,000 is payable in two equal instalments on March 15 and September 15 of each year, which will be credited against the royalty in respect of graphite concentrate produced from the Bissett Creek Project.

The Corporation has negotiated employment contracts with Gregory Bowes, Chief Executive Officer, and Stephen Thompson, Chief Financial Officer, that are effective as of May 1, 2011. Up until this date, the Corporation had no employees. Donald Baxter, President, provides his services as an independent contractor. In addition, the Corporation retains consultants to assist in its operations on an as-needed basis.

GENERAL DEVELOPMENT OF THE BUSINESS

History

Until March 1, 2010, the Corporation was a wholly-owned subsidiary of Industrial Minerals, Inc. (“Industrial Minerals”), a corporation incorporated under the laws of Delaware which is quoted on the over-the-counter bulletin board in the United States (OTC-BB: IDSM) and is a reporting issuer in the Province of British Columbia. Industrial Minerals acquired the Mining Lease and a number of associated mining claims in 2002 and assigned them to the Corporation in 2003. The original mining claims subsequently expired and the Corporation re-staked the unpatented mining claims numbered 1192304, 1192305, 1192306, 1192307, 4200145 and 4200146 forming part of the Mining Claims, which cover essentially the same area.

The Corporation filed a mine closure plan with the MNDM in 2004, the acceptance of which by the MNDM authorized Northern to proceed with the construction of a mine and processing plant on the Bissett Creek Project property. A small processing plant, based on a dry recovery process, was constructed and a very small amount of material was mined. However, the performance of the dry process was unsatisfactory, commercial operation was never achieved, and the Bissett Creek Project was put on a care and maintenance basis in 2005.

In May 2007, Industrial Minerals retained SGS Canada Inc., formerly and then named Systèmes Geostat International Inc. (“SGS”), to prepare a NI 43-101 compliant technical report on the Bissett Creek Project, including a preliminary assessment. Industrial Minerals received the completed technical report from SGS in December 2007 and intended at that time to proceed with additional exploration drilling, pilot plant testing and preparation of a feasibility study on the Bissett Creek Project. However, due to Industrial Minerals’ lack of financial resources this work was not accomplished and the report prepared by SGS was not filed with securities regulators.

In 2010 SGS updated their 2007 work and produced a technical report (the “Technical Report”) entitled “Technical Report Preliminary Economic Assessment on the Bissett Creek Graphite Property of Industrial Minerals, Inc. & Northern Graphite Corporation” dated July 16, 2010 and revised February 2, 2011. It was prepared by Gilbert Rousseau P.Eng and Claude Duplessis P.Eng of SGS, each of whom is an independent Qualified Person pursuant to National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

Prospective investors should be aware that certain historical technical disclosure regarding the Bissett Creek Project by Industrial Minerals did not comply with NI 43-101 and should not be relied upon. Prospective investors should rely only on the information contained in this Annual Information Form and the Technical Report.

Between March 2007 and June 2008, Industrial Minerals experienced a number of changes in directors and management as it attempted to develop and execute a strategy for the exploration and development of the Bissett Creek Project. Eventually, these changes resulted in Gregory Bowes joining the Board of Industrial Minerals on June 23, 2008 as an independent director. Mr. Bowes was also made a director of the Corporation on July 9, 2008.

In October 2008, Industrial Minerals, under the direction of its newly reorganized management and Board of Directors, engaged RBC Capital Markets as financial advisor with respect to strategic options facing the company, including raising financing for the continued exploration and development of the Bissett Creek Project, the potential sale of Industrial Minerals or the Bissett Creek Project or an alternative merger or strategic transaction. Industrial Minerals was unable to secure financing or another transaction, particularly given the market and economic conditions which arose in the fall of 2008, and the agreement with RBC Capital Markets was terminated in June 2009.

Faced with the lack of prospects for the exploration and development of the Bissett Creek Project through Industrial Minerals, the management and Board of Directors of Industrial Minerals determined that the best prospects for the continued exploration and development of the Bissett Creek Project would be through the Corporation independently seeking its own financing and pursuing a going public transaction in Canada. Mr. Bowes was appointed as the President and Chief Executive Officer of the Corporation effective May 1, 2009 with the objective of executing upon this strategy.

On October 27, 2009, Northern entered into a letter of intent to effect a business combination with Rattlesnake Ventures Inc. (“RVI”) which would have constituted the Qualifying Transaction of RVI, a Capital Pool Company, and would have resulted in the Corporation becoming publicly listed on the TSXV. In conjunction with the proposed RVI transaction, the Corporation also signed an engagement letter with Research Capital Corporation to complete, on a best efforts basis, a financing for the Corporation consisting of up to $3,000,000 in subscription receipts at a price of $0.50 per subscription receipt and $3,000,000 in flow-through common shares at a price of $0.50 per share. Each subscription receipt was, subject to the satisfaction of certain conditions, convertible into one unit consisting of one common share and one half of one common share purchase warrant of the Corporation. These transactions were not completed and the agreements with RVI and Research Capital Corporation were subsequently terminated in February 2010.

In order to obtain working capital so that the Corporation could pay certain debts and continue to seek additional financing, the Corporation issued $600,000 in non-interest bearing senior secured convertible notes (the “Notes”) in November 2009 and January 2010. The Notes were automatically converted into units of the Corporation effective March 10, 2010 in accordance with their terms upon the Corporation having completed financings for proceeds of not less than $1,000,000 as described below, at a 30% discount to the financing price.

On March 1, 2010, the Corporation changed its name to “Northern Graphite Corporation” and subdivided its then outstanding common shares to result in Industrial Minerals owning 11,750,000 common shares.

In March 2010, the Corporation completed non-brokered private placements pursuant to which it issued an aggregate of 7,327,000 units at a price of $0.25 per unit for gross proceeds of $1,831,750, each unit consisting of one common share and one share purchase warrant exercisable to acquire one common share at an exercise price of $0.35 for a period of 18 months from the date upon which the Corporation or its successor becomes a reporting issuer in a jurisdiction of Canada which has been determined as October 7, 2012.

As a result of Northern having raised proceeds of more than $1,000,000 under the private placements, the Notes were converted effective March 10, 2010 into 3,428,571 units, each unit consisting of one common share and one share purchase warrant exercisable to acquire one common share at an exercise price of $0.245 for a period of 18 months from the date upon which the Corporation or its successor becomes a reporting issuer in a jurisdiction of Canada which has been determined as October 7, 2012.

In March 2010, the Corporation also issued 400,000 units, with the same terms as the units issued under the private placements, as part of debt settlement agreements with three creditors. The Corporation also issued 31,354 common shares in June 2010 to settle two additional claims.

The net proceeds from the issuance of the Notes and the private placements of the Corporation enabled Northern to complete a 2,900 meter drilling program and commence a pre-feasibility study, metallurgical testing and the environmental and mine permitting process for the Bissett Creek Project.

In the Technical Report, SGS updated the preliminary assessment it initially prepared in December 2007, and SGS was also engaged to complete the pre-feasibility study, which would include a new resource estimate based on recent drilling. The Corporation expected that the pre-feasibility study would be finished in the third quarter of 2011. As part of this process, SGS would complete a new set of metallurgical tests to confirm previous results and also to examine the potential to produce saleable by-products and value added graphite products for specialty markets.

In July 2010, the Corporation commenced a 2,500 metre drill program on the Bissett Creek Project with the objectives of upgrading Inferred Resources to Indicated Resources, confirming results of historical drilling, and expanding the resource to demonstrate the potential to significantly increase production in the future if warranted by graphite demand. On May 16, 2011, the Corporation announced the results of its 2010 drilling program on the Bissett Creek Project. A total of 51 holes were drilled, totalling 2,927 meters of drilling. All 51 holes intersected widespread graphite mineralization, with 50 of the 51 holes containing widths and grades similar to those within the current resource model. As a result, the deposit was significantly enlarged and remains open to the north and to the east.

The current resource estimate on the Bissett Creek Project is based on approximately 8,400m of drilling in 242 holes completed during the 1980s. Six confirmation holes were drilled in 2007 and the current program included 13 additional twin and infill holes to further confirm previous results and support the calculation of a proven and probable reserve in the pre-feasibility study. The drill program was also designed to upgrade the existing resource such that the pre-feasibility study can include a new resource estimate based on this more recent drilling and evaluate the economics of a 20 year operation based on Indicated Resources only.

The graphitic gneiss unit which hosts the Bissett Creek deposit outcrops at surface in a band that is approximately one kilometre wide and three kilometres in strike, and dips to the east at approximately 20 degrees. Drilling to date and the planned open pit from the Technical Report only cover the southern portion of the graphitic unit.

The Corporation has also engaged Knight Piesold Consulting to define and complete all environmental and engineering studies required to file a closure plan amendment for the Bissett Creek Project and to prepare and submit all permit applications required to initiate construction and mining. This process includes community and First Nations consulting.

During the course of the Corporation’s reorganization, on August 18, 2009, Industrial Minerals was advised by the British Columbia Securities Commission (the “BCSC”) that the BCSC had issued a cease trade order against it for failure to file a NI 43-101 compliant technical report in connection with the November 2007 announcement by Industrial Minerals of a Mineral Resource estimate and the results of a preliminary assessment for the Bissett Creek Project and subsequent similar disclosure. Industrial Minerals had been designated a reporting issuer in British Columbia by the BCSC pursuant to British Columbia Instrument 51-509 – Issuers Quoted in the U.S. Over-the-Counter Markets (“BCI 51-509”) on September 15, 2008. The technical report had been completed and Industrial Minerals’ disclosure was consistent with it, but the report was not filed with the BCSC due to the financial difficulties being experienced by Industrial Minerals. In October 2010, Industrial Minerals applied to revoke the cease trade order of the BCSC. On March 10, 2011, the BCSC issued a full revocation of the cease trade order. In connection with the revocation application, Industrial Minerals and the Corporation filed the revised version of the Technical Report dated February 2, 2011. Mr. Bowes, who has remained a director of Industrial Minerals, took over as Chief Executive Officer and Chief Financial Officer of Industrial Minerals on May 10, 2010 following the resignation of Robert Dinning from such offices. Industrial Minerals intends to eventually cease being a reporting issuer in British Columbia under BCI 51-509.

Recent Developments

On January 7, 2011 Industrial Minerals sold 2,000,000 common shares of Northern to Geologic Resource Partners LLC at a price of $0.50 per share, following which it owned 9,750,000 common shares representing 42.5% of the issued and outstanding shares of Northern, after the completion of the Corporation’s private placements, debt settlements and Notes conversion described above.

On February 1, 2011, Don Baxter was appointed as the President of the Corporation, while Mr. Bowes resigned as President but remains as Chief Executive Officer. Stephen Thompson was appointed as the Chief Financial Officer of the Corporation on the same date.

The Corporation recently expanded the size of the Bissett Creek Project by staking an additional twelve unpatented mining claims forming part of the Mining Claims, which cover approximately 1,800 hectares.

Industrial Minerals entered into an inter-corporate working capital loan facility with the Corporation to provide the Corporation with up to $600,000 in interim financing to continue work on the Bissett Creek Project pending completion of the IPO (the “Industrial Minerals Loan Facility”). Amounts outstanding under the Industrial Minerals Loan Facility bear interest at a rate of 7.5% per annum. Almost $600,000 was advanced to the Corporation under the facility which was repaid following the completion of the IPO (as hereinafter defined).

On April 18, 2011, the Corporation completed its initial public offering by which it issued an aggregate of 8,000,000 common shares at a price of $0.50 per share for gross proceeds of $4,000,000 pursuant to a final prospectus dated April 7, 2011 filed in the provinces of Ontario, Alberta and British Columbia (the “IPO”). The common shares of the Corporation commenced trading on the TSX Venture Exchange (the “TSX-V”) on April 20, 2011 under the symbol “NGC”. As a result of the IPO, Industrial Minerals’ ownership in Northern was further reduced to 31.5%. Industrial Minerals is examining a number of mechanisms for distributing all of the common shares that it owns to its shareholders on a pro rata basis.

On June 21, 2011, the Corporation announced that the pre-feasibility study underway on the Bissett Creek Project would be upgraded to a full bankable feasibility study scheduled for completion in November, 2011.

Trends

There are significant uncertainties regarding the prices of industrial minerals as well as other minerals and metals and in the availability of equity financing for the purposes of mineral exploration and development. For instance, the prices of industrial minerals, including graphite, have fluctuated widely in recent years and it is expected that wide fluctuations may continue. Management of the Corporation is not aware of any trend, commitment, event or uncertainty both presently known or reasonably expected by the Corporation to have a material adverse effect on the Corporation’s business, financial condition or results of operations other than the normal speculative nature of the natural resource industry and the risks disclosed in this Annual Information Form under the heading “Risk Factors”.

THE GRAPHITE INDUSTRY

The Graphite Industry

Graphite is one of only two naturally occurring polymers of carbon, the other being diamonds. Graphite consists of a two dimensional planar structure whereas diamonds have a three dimensional crystal structure. Graphite is formed by the metamorphism of organic, carbon rich materials which leads to the formation of either crystalline flake graphite, fine grained amorphous graphite, or crystalline vein or lump graphite. Graphite is a non-metal but has many properties of metals and is desirable for its thermal and electrical conductivity, resistance to acids and heat, chemical inertness, and lubricity.

Because of supply concerns relating to the fact that China produces 70% of the world’s graphite, and to potential demand growth from new applications such as lithium-ion batteries, the European Union announced that graphite is one of 14 “critical mineral raw materials” considered to be in supply risk. The United States government has also included graphite on a list of mineral resources whose loss could critically impact the public health, economic security and/or national and homeland security of the United States.

Uses

Graphite is primarily used in the steel industry where it is added to bricks which line furnaces (“refractories”) to provide strength and resistance to heat, used to line ladles and crucibles, and added to steel to increase carbon content. Graphite is also used extensively in the automobile industry in gaskets, brake linings and clutch materials. It has a myriad of other industrial uses including electric motors (carbon brushes), batteries, lubricants and pencils. The graphite commonly used in golf clubs and tennis rackets is synthetic graphite made from petroleum coke.

2009 World Consumption of Natural Graphite by end-use

Source: Industrial Minerals magazine

Imports and exports of natural graphite have been growing at 6% per year since 2001, largely driven by the ongoing modernization of China and India and other emerging economies and demand from traditional industrial applications. However, emerging applications including lithium-ion batteries, fuel cells and nuclear power have the potential to create significant incremental demand growth in the future.

Lithium-ion batteries are preferred over conventional nickel metal hydride batteries in most applications due to their greater energy density, power density, charge efficiency, and thermal stability parameters. In simple terms, lithium-ion batteries are smaller, lighter, more powerful and more efficient than conventional nickel metal hydride batteries, which makes them more desirable in most applications. Lithium-ion batteries have emerged as one of the markets with the greatest potential to increase natural graphite demand as graphite is the second largest input material for these batteries. It takes 20 to 30 times as much graphite, by weight, than lithium to make a lithium-ion battery.

Lithium-ion batteries are now used in the majority of portable electronic devices such as cell phones and laptops which caused demand for these batteries to grow by 65% from 2004-2008. The market for such portable devices, as well as the rate of penetration of lithium-ion batteries, are both expected to continue growing strongly. In addition, lithium-ion batteries are now beginning to be used in larger applications such as power tools and scooters.

However, the largest potential market for lithium-ion batteries, and therefore graphite, is expected to be increased production of hybrid electric vehicles (“HEV”) and electric vehicles (“EV”). It is estimated that there is over 2 to 3kgs of graphite in a HEV and 25-50kgs in an EV using lithium-ion batteries. Almost every major automotive producer currently has or is working on an HEV or EV. Examples include the Chevrolet Volt and the Nissan Leaf. Canaccord Capital Inc. estimates that the HEV and EV market will grow to 11 million units by 2015 and that by 2020 the market penetration rate of HEVs and EVs will reach 10-20%. According to Canaccord Capital Inc., this will increase incremental global lithium carbonate demand for battery applications by 286,000 tonnes. The natural flake graphite required to meet this demand is over 1.5 million tonnes, which is well above current annual worldwide production of natural flake graphite.

The spherical or potato shaped graphite used in lithium-ion batteries can only be made from flake graphite that can be economically purified to 99.95%C. Only 40% of the one million tonnes of graphite produced annually is flake and not all is suitable for lithium-ion battery applications. Synthetic graphite offers the only alternative to natural graphite for the manufacture of lithium-ion batteries. However, natural graphite is much less expensive as synthetic graphite is made from petroleum coke which is tied to the price of oil.

The United States Geological Survey has stated that fuel cells have the potential to consume as much graphite as all other uses combined. Fuel cells also require high purity flake graphite.

Production

World production of natural graphite was just over one million tonnes in 2008. Production of natural graphite is almost as large as the global nickel market, much larger than the markets for molybdenum or tungsten, and substantially larger than the markets for lithium or rare earth elements. Of all global production, 40% is accounted for by flake graphite, 1% by vein graphite and the remainder is low value, amorphous graphite. Graphite production has not increased substantially since 2001 due to a combination of low prices, a lack of investment and development, and weak demand in the first part of this decade.

	September 30,	September 30,	September 30,	September 30,		September 30,		September 30,	September 30,		September 30,
World Production of natural graphite by country (tonnes)
	2001	2002	2003	2004		2005		2006	2007		2008(2)
Europe
Czech Rep.	17,000	16,000	9,000	5,000		3,000		5,000	3,000		3,000
Russia	16,500	12,100	9,500	13,600		14,000		11,100	9,900		9,000
Other	15,265	13,083	5,001	9,600		12,179		9,060	3,060		3,060
Ukraine	7,800	10,500	11,000	10,800		10,700		10,700	10,700		10,700

	56,565	51,683	34,501	39,000		39,879		35,860	26,660		25,760
Africa
Madagascar	12,580	7,522	2,170	7,770		6,400		4,857	5,000		5,000
Zimbabwe	11,837	9,700	6,280	10,267		4,298		6,588	6,600		6,600

	24,417	17,222	8,450	18,037		10,698		11,445	11,600		11,600
N. America
Canada	20,984	15,039	12,500	15,000	(2)	17,000	(2)	15,000	15,000	(2)	16,000
Mexico	21,442	14,065	8,730	14,769		12,357		11,773	9,900		7,229

	42,426	29,104	21,230	29,769		29,357		26,773	24,900		23,229
S. America
Brazil	60,666	60,922	70,739	76,332		75,515		76,194	77,163		78,000

Asia
China	862,000	669,000	710,000	700,000		720,000		720,000	800,000		810,000
India	15,872	15,909	13,081	16,223		18,848		18,658	17,327		17,000
N. Korea	25,000	25,000	25,000	30,000		30,000		30,000	30,000		30,000
Other	6,883	3,773	3,505	5,681		6,469		5,884	9,705		10,115

	909,755	713,682	751,586	751,904		775,317		774,542	857,032		867,115

TOTAL	1,093,829	872,613	886,506	915,042		930,766		924,814	997,355		1,005,704

Notes:

(1)	Source: The Economics of Natural Graphite, Roskill Market Reports, 7th Edition, August, 2009.
(2)	Estimate.

According to Roskill Market Reports, China produces 80% of the world’s graphite but only exports 40% of its production since it is also the world’s largest consumer of graphite. The largest component of global graphite trade is from China to Japan with considerable quantities of Chinese graphite also going to the United States, Europe, South Korea and Taiwan. The largest importers of natural graphite tend to be nations with developed steel industries. Japan is the world’s largest volume graphite importer and, despite being the dominant world supplier, China is also the world’s third largest importer of natural graphite, mostly from North Korea.

70% of Chinese production is low value amorphous graphite and flake graphite that tends to be smaller in flake size and lower in carbon content. The Chinese industry is characterized by a large number of small producers. The country is addressing poor labour and environmental standards and a lack of investment and professional mine planning by closing smaller operations and forcing others to consolidate to create a larger, more professional industry. Generally this process leads to the elimination of marginal producers and therefore lower supply and higher process. In addition, China currently imposes a 20% export duty and a 17% value-added tax on graphite, and an export permit is required. Export permits are only granted to large producers and provide a means to control exports in the future. Chinese production is at similar levels to 2001. Given the lack of investment and mine planning, the closure of marginal operations, the “high grading” of mines during periods of low prices, the fact that mines are getting deeper and older, and a desire to do value added manufacturing domestically, the Corporation believes that Chinese production, and particularly exports, will likely decline in the future.

Like uranium, there is a posted price for graphite which provides a long term guideline but actual sales are negotiated between producers and consumers. Graphite is not sold under long term contracts and there is no futures market. Prices increase with flake size and carbon content with the +80 mesh, 94% carbon varieties being the premium product and well established producers with guaranteed consistency can generally charge more. Industrial Minerals magazine polls users every week and publishes a price range for the most popular grades.

Current Graphite Prices by Grade (US$/tonne – CIF Europe), June 2011

	September 30,	September 30,
	Low	High
Synthetic graphite 99.95%C	$7,000	$20,000
Large flake (+80 mesh) 94-97%C	$2,500	$3,000
Large flake (+80 mesh) 90%C	$1,250	$1,450
Medium flake (+100 to -80 mesh) 94-97%C	$2,200	$2,500
Medium flake (+100 to -80 mesh) 90%C	$1,300	$1,450
Fine flake (-100 mesh) 94-97%C	$2,000	$2,400
Fine flake (-100 mesh) 90%C	$1,400	$1,800
Amorphous powder (80-85%C)	$600	$800

Source: Industrial Minerals magazine

Graphite prices peaked in the $1,300/tonne range for the premium grade (large flake +80 mesh, 94-97%C) in the late 1980s and then declined sharply as Chinese producers dumped product on the market. Prices did not begin to recover until 2005 and are now in the US$2,500 to $3,000/tonne range for premium grade product as industrial demand remains strong and the effects of new demand from the lithium-ion battery market is beginning to be felt.

Graphite Price History

(US$/tonne, +80 mesh, 94-97%C)

Source: Industrial Minerals magazine

THE BISSETT CREEK PROJECT

The Bissett Creek Project is the subject of a technical report (the “Technical Report”) entitled “Technical Report Preliminary Economic Assessment on the Bissett Creek Graphite Property of Industrial Minerals, Inc. & Northern Graphite Corporation” dated July 16, 2010 and revised February 2, 2011, prepared by Gilbert Rousseau P.Eng and Claude Duplessis P.Eng of SGS, each of whom is an independent Qualified Person pursuant to National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). The following is a description of the Bissett Creek Project based on the Technical Report, and in many cases is a direct extract of the disclosure contained in the Technical Report. Portions of the following information are based on assumptions, qualifications and procedures described in the Technical Report but which are not fully described herein. Reference should be made to the full text of the Technical Report, which is incorporated by reference herein. The Technical Report has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review under Northern’s SEDAR profile at www.sedar.com.

Shareholders and prospective investors should be aware that certain historical technical disclosure regarding the Bissett Creek Project by Industrial Minerals did not comply with NI 43-101 and should not be relied upon. Shareholders and prospective investors should rely only on the information contained in this Annual Information Form and the Technical Report.

Project Description and Location

The Corporation holds a 100% interest in the Bissett Creek Project, which contains large crystal graphite flakes in a graphitic gneiss deposit south of the Trans-Canada Highway (Highway 17) and 53 kilometres east of Mattawa, Ontario. The Bissett Creek Project is located in the United Townships of Head, Clara and Maria, in the County of Renfrew, Province of Ontario, approximately 300 km north-northeast of Toronto.

The Bissett Creek Project consists of the Mining Lease, being Ontario mining lease number 106693 issued in 1993 for 21 years covering 564.6 hectares, and the Mining Claims, initially comprised of a group of six unpatented mineral claims covering approximately 624 hectares at the time of preparation of the Technical Report, for a total property area of approximately 1,189 hectares, with the well explored area being less than 60 hectares. The Corporation recently expanded the size of the Bissett Creek Project by staking an additional twelve unpatented mining claims forming part of the Mining Claims, which cover approximately 1,800 hectares, with the result that the total property area now covers approximately 2,989 hectares, with the well explored area remaining less than 100 hectares. The Bissett Creek Project is centred on UTM coordinates 727170 E and 5112025N (NAD 83) on the topographic map (NTS 31L/01). Northern owns sufficient ground rights for the development of the Bissett Creek Project. Operational permits and environmental authorization certificates are required for the mining of the open pit but it is expected that these approvals will be obtained normally when needed.

Royalties on the Bissett Creek Project include an annual advance payment of $27,000 to the three original prospectors that discovered the property which will be credited against a royalty of $20 per ton of concentrate on net sales once the mine is operational, and a 2.5% NSR on any other minerals derived from the property payable to the same parties.

SGS was retained by Industrial Minerals in May 2007 to prepare a NI 43-101 compliant technical report on the Bissett Creek Project with a preliminary assessment in order to evaluate the economic potential of the Bissett Creek Project. This preliminary assessment was updated in the Technical Report and is preliminary in nature and includes Inferred Resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. As well, there is no certainty that the results of this preliminary assessment will be realized by Northern.

The preliminary assessment in the Technical Report covers the scientific and financial aspects of the Bissett Creek Project, the technical aspect of the mining and the construction and operation of milling facilities capable of processing 870,000 tonnes per year of graphite bearing rock. Annual production should be in the range of 18,500 tonnes of graphitic flakes, spread more or less in the three following size ranges: 30% +35mesh, 40% -35 to +48 mesh and 30% -48 mesh. The pre-production scenario envisaged by Northern requires the stripping of the open pit, a tailings pond, a waste dump site, a polishing pond, a 2,500 tpd concentrator and the construction of a power line from Highway 17 to the mine site.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Accessibility

The property is accessible by the Trans-Canada Highway (Highway 17), approximately 53 km east of the town of Mattawa. The Trans-Canada Highway in this area connects the cities of North Bay and Ottawa. The Bissett Creek road intersects Highway 17 two km east of the village of Bissett Creek. Access from Highway 17 to the property is by way of a well maintained gravel forestry road on a distance of 13 km and then east on a winding road for a distance of 4 km.

Climate

The nearest town to the Bissett Creek Project with the most complete data on the climate is Petawawa, which hosts a military camp. In Ontario, the climate is generally continental, although modified by the Great Lakes to the south, and precipitation increases from NW to SE. Annual runoff is from 200 to 600 mm.

Local Resources

The local resources in terms of labour force, supplies and equipment are not sufficient. However, the area is well served by regional geological and mining service firms in North Bay, which is situated 110 km to the northwest. The nearest town, Mattawa, may also provide some workers for minor services, lodging and living support.

Buildings at the site installed in 2002 by Industrial Minerals provide shelter facilities for small groups, core logging, splitting facilities and some storage. All major services are available in North Bay, while minor ones may be available in Mattawa.

Infrastructure

The access road, the mobile house and stripping of the overburden in certain areas were completed by North Coast Industries Ltd. (“North Coast”), a previous optionee of the project, between 1987 and 1992. The dry process pilot plant building was completed by Industrial Minerals in 2005. All of these are kept in good condition. Presently there are not sufficient catering and sleeping facilities to accommodate more than two workers during a stay at the site. Sand and gravel are available within the Bissett Creek Project, if additional material should be required.

Presently, there is a no electrical power from Ontario Hydro at the site and electrical power at the site is provided by a small power generator. The Corporation contemplates bringing a power line from Highway 17 to the property in the near future.

In the past, the MNDM and Ontario government have encouraged natural resource development through the granting of permits, title security and financial incentives. Politically, the Ontario government and local Northern Ontario governments are very supportive of mining activities.

Physiography

The Bissett Creek Project is located in rolling hilly terrain. The elevation above sea level ranges from 270 to 320 metres. The property is covered by a mixed forest of conifers and hardwoods. Merchantable red and white pine occurs near the western margin of the property. Soil cover is variable. Rock exposures are found in road cuts and ridge crests. Soil cover is normally sandy, glaciofluvial deposits over ridge areas and glacial lake and stream sediments at lower elevations. Lower lying areas tend to be swampy and covered by moderately thick growth of stunted cedar and swamp grasses.

Recognized overburden depth on the property is variable, ranging from zero metres to ten metres thick in the swampy areas.

History

The Bissett Creek Project was first staked by Frank Tagliamonti and associates in 1980. The same year, Donegal Resources Ltd. optioned the Bissett Creek Project but limited work was performed prior to its decision to abandon the property.

In 1981, Hartford Resources Inc. (“Hartford”) optioned the Bissett Creek Project and staked an additional 24 claims. In 1984, Princeton Resources Corp. (“Princeton”) acquired a 100% interest in the Bissett Creek Project through the acquisition of Hartford. Hartford had held the claims since 1981 and had conducted some exploration work including line cutting, surveying, and trenching. During the latter part of 1984 through 1986, Princeton carried out a program of mapping, trenching, surveying, drilling, sampling, and testing with the result that 10 million tonnes of approximately 3% graphite were defined. Historical information is provided for informational purposes only. This resource estimate was not completed in accordance with NI 43-101 and therefore should not be relied upon. Subsequent work identified areas ranging from 3% to 6% graphite. In 1985, Princeton set up a base camp and constructed a batch testing plant.

In November 1986, North Coast entered into an option agreement with Princeton whereby North Coast would be awarded a 58% interest in the Bissett Creek Project upon the completion of a batch testing plant, bulk sampling and the production of graphite flake for end user tests. North Coast was awarded its 58% interest in the property in June of 1987 and subsequently acquired Princeton’s remaining 42% interest on February 6, 1989.

In 1986, North Coast hired KHD Canada Inc. (“KHD”) to review the test plant and make process recommendations. In 1987, the results of these recommendations indicated that the Bissett Creek graphite deposit could be concentrated into high grade and high value graphite flakes. A full feasibility study was undertaken and completed in 1989 which deemed the Bissett Creek Project to be viable with a potential +40% IRR. Kilborn Engineering Ltd., KHD, Bacon Donaldson and Associates Ltd. and Cominco Engineering Services Limited determined that the Bissett Creek Project had a minimum of 20 million tonnes of graphitic material grading higher than 3.18% C. Historical information is provided for informational purposes only. The feasibility study and resource estimate were not completed in accordance with NI 43-101 and therefore should not be relied upon. North Coast undertook extensive exploration and evaluation work on the Bissett Creek Project. Exploration work included detailed geologic mapping on a scale of 1:100, 700m of trenching and a total of 7,232m of drilling in 160 holes. Percussion drilling totalling 1,207m in 82 holes was also done. This drilling was carried out on a 64m x 46m grid spacing with infill drilling at 23m x 23m. In addition to the Princeton 3,630 tonne bulk sample, North Coast collected a number of smaller bulk samples for bench test work by KHD and a large 6,668 tonne bulk sample for pilot testing by EKOF Flotation GmbH (“EKOF”) and KHD.

World graphite prices underwent a significant decline in the late 1980’s as China aggressively entered the graphite market, and the Bissett Creek Project was put on hold. North Coast continued to maintain the leases up until 1997 but graphite prices did not recover sufficiently to warrant proceeding with a mine/mill development at Bissett Creek.

In 2002, Industrial Minerals, through the Corporation, took over the Bissett Creek Project and attempted to develop a dry process flow sheet for the recovery of the graphite flakes. A poorly engineered and flawed design resulted in very little product being produced and continuous or commercial operation was never achieved.

In April 2007, Industrial Minerals, through a new management group, proceeded to review the past documentation and determined that there was sufficient data to proceed with a preliminary assessment study. Graphite prices had recovered significantly as the future for graphite in some applications is increasing at double digit rates. SGS was contracted in May 2007 to produce a NI 43-101 compliant technical report on the Bissett Creek Project.

Industrial Minerals planned to install a one tonne per hour pilot plant on the property in the spring of 2008 and a full size 2,500 tonne per day commercial plant producing approximately 20,000 tonnes per year of high grade, high quality graphite flakes in 2010. Industrial Minerals also extended its claims by adding an additional 950 acres (380 hectares) in the spring of 2007 bringing the total property area to 3,250 acres (1,304 hectares). For various reasons, mainly financial, Industrial Minerals did not pursue the development of the Bissett Creek Project.

The Corporation changed its name from “Industrial Minerals Canada Inc.” to “Northern Graphite Corporation” in December 2009 and has to date operated as a subsidiary of Industrial Minerals.

Geological Setting

The Bissett Creek Project lies within the Ontario Gneiss Segment of the Grenville Structural Province of the Canadian Shield. This area is characterized by quartzofeldspathic gneisses which have undergone upper amphibolite facies grade of regional metamorphism with metamorphic temperatures estimated to have reached the 600 to 700 degrees Celsius range. The Ontario Gneiss Segment is distinguished from other areas of the same belt by having northwesterly dominant foliation and structural trends.

Mapping by S.B. Lumbers, 1976, of the Ontario Department of Mines, indicates that the property and surrounding area are underlain by Middle Precambrian metasedimentary rocks. These are coarse and medium grained, biotite-K-feldspar quartz-plagioclase gneisses which are high grade metamorphic equivalents of pure sandstone, arkose and argillite. These highly deformed and recrystallized rocks have been folded into northwest trending, northeast dipping recumbent folds which are refolded by large broad open folds. Greater than 10 % of the rocks are composed of remobilized quartz and feldspar migmatite.

The Bissett Creek Project is predominantly underlain by Middle Precambrian age meta-sedimentary rocks. These are divided into graphite gneiss, transitional graphitic gneiss, and barren gneiss for mapping purposes. The graphitic gneiss is a distinctive recessive weathering unit, commonly exposed along rock cuts, hill tops and occasional cliff faces. It is a calcareous, biotite-amphibole-quartzofelspathic gneiss (generally red-brown to pale yellow-brown weathering). Graphite, pyrite and pyrrhotite occur throughout. Graphite occurs in concentrations visually estimated to be from 1 to 10%. Sulphides occur in concentrations from 1 to 5%. In its unweathered state, the rock unit is pale to medium grey in colour.

This graphite gneiss has a moderate 5 to 20 degree dip to the east and the high grade layer dips 20 to 30 degrees to the south on the property. This unit is sandwiched between the upper barren non-calcareous gneiss, which forms the hanging wall of the deposit and a similar lower barren gneiss which forms the footwall. A total thickness of 75m of graphitic gneiss was intersected by drilling.

The barren gneiss is a pale to dark grey-green non-calcareous unit. Black biotite, dark green amphiboles and red garnets distinguish the units from the graphite bearing varieties.

An intermediate unit is present, typically a biotite-muscovite-garnet-quartzofeldspathic gneiss. Muscovite is the distinguishing mica variety and the garnets are mauve in color. This unit may contain variable amounts of graphite and occurs below and within the graphitic gneiss. Two intrusive units have been observed on surface; dykes and sills of coarse grained biotite-muscovite-quartz-feldspar pegmatites and a dark green lamprophyre.

The deposit may be classified as a sedimentary type origin. However metamorphism has transformed the original organic content of the mother sedimentary rock into graphitic carbon flakes. The actual appellation of the deposit is graphitic gneiss. The Bissett Creek Project main zone area is composed of sub-horizontal 5 to 10 degrees undulating layers. The actual well recognized higher grade layer is dipping 15 to 20 degrees to the south.

Exploration

In 1984, Princeton completed geological mapping, line cutting, surveying, trenching, sampling and diamond drilling. A total of 1,041 ft. (317 m) of BQ diameter core was drilled in 7 holes. Forty trench samples were taken along 5 new trenches. A 15 ton bulk sample was taken from a previously known surface high grade outcrop. A higher grade graphite horizon in the Northeast Zone was identified with a thickness of about 30 meters.

In 1985, Princeton completed geological grid mapping, a magnetic survey, diamond drilling and bulk sampling. A pilot test plant was constructed on site. 99 vertical BQ diamond drill holes were completed for a total footage drilled of 16,836 (3,131 m). Mineralization occurs in gently southeast dipping horizons within an envelope of lower grade graphitic gneiss. The higher grade sections occur in up to 3 horizons. In cross-section, true thicknesses range from 15 to 30 meters. Commonly, a second horizon with a thickness ranging from 3 to 6 meters occurs in the same section. The larger horizons are traceable over a 350 meter strike length. Grade and thickness decrease in the southwest, northeast and down dip directions.

In late 1986, North Coast optioned a 58% interest in the property and became the operator. As part of this agreement North Coast operated the pilot plant processing some 4,900 tons of ore and producing approx. 36 tons of graphite concentrate.

In 1987 North Coast completed geological mapping at 1”=100’ and outcrop sampling completed in the “NE”, “A”, “B”, and “C” zones. Trench sampling was also completed in 5 trenches (T-87-1 to 5). 67 percussion holes were drilled to 60’ where possible and the whole length was sampled in 10’ lengths, strictly for assay. A total of 976.9 ft. of N-DBGM diameter core was drilled in 6 holes. An additional 5,707 ft. of BQ diameter core was drilled in 34 holes. North Coast collected a number of smaller bulk samples for bench test work by KHD and a large 60 tonne bulk sample for pilot testing by EKOF and KHD. Further detailed exploration and evaluation consisted of ore reserve calculations, mine planning, estimates of associated capital and operating costs, extensive metallurgical evaluation, process design, environmental assessment, graphite flake quality evaluation, flake concentrate end user testing and market analysis. North Coast engaged KHD to review the pilot plant flow sheet and equipment, to make process recommendations, and to perform test work on samples and concentrate from the pilot plant. Based on the positive conclusions of the “Prefeasibility Study for the Bissett Creek Graphite Project” issued in December 1987 by KHD, a full feasibility study was completed by KHD in April 1989 for operation of a graphite beneficiation plant with mining facilities and necessary infrastructure. This work had determined that the property had a minimum of 20 million tons of graphitic material grading 3.18%. Historical information is presented for informational purposes only. The resource estimation was not completed in accordance with NI 43-101 and therefore should not be relied upon.

Exploration work indicated that the property, predominantly underlain by Middle Precambrian aged meta-sedimentary rocks, could be divided for mapping purposes into three subunits; 1aG, graphitic gneiss; 1aBT, transitional gneiss and 1aB, barren gneiss. The graphitic gneiss unit hosting the Bissett Creek deposit forms an irregular area with a north-south length of 2.1 km and east-west dimensions reach a maximum of 1.2 km. The graphitic gneiss exposures taper toward the north and south before being lost through structural displacement or erosion. It is a distinctive recessive weathering unit, sometimes calcareous, and generally red-brown to pale yellow-brown weathering biotite-amphibole-quartzo-feldspathic gneiss. Graphite, pyrite and pyrrhotite occur throughout. Graphite occurs in concentrations from 1 to 10% by volume and a flake size range of 1 to 6 mm in diameter. Pyrite and pyrrhotite occur in concentrations ranging from 1 to 5%. In the unweathered state, the rock unit is a pale to medium grey color. This distinct, well mineralized unit, occurs as a gently to moderately east dipping unit, sandwiched between an underlying and overlying barren, non-calcareous gneiss (unit laB). The western edge of the graphitic gneiss is truncated by erosion. The eastern limit of graphite is determined by the overlying barren gneiss contact. A total thickness of at least 76 m has been demonstrated by drilling. Unit laG is uniformly mineralized by low grade flake graphite in the range of 1 to 2% and higher grades occur within and near the structural base of the unit. These bands range in thickness from 10 to 98 feet (3 to 30 meters). On a smaller scale, broad open folds are recognized and vertical faults have been recognized and inferred from drill core. These faults have easterly and east-northeasterly strikes and occur at intervals of 200 to 250 meters. Their effect has been to rotate uniformly dipping blocks around vertical axes. Displacement across the faults appears to be minor.

SGS’s geological and mining-metallurgical engineers visited the site on June 6 and 7, 2007 and the geological engineer visited again on August 6 and 7, 2007. In addition, the phase 1 independent drilling campaign was carried out and supervised by SGS personnel from the beginning to the end.

No additional work was done on the Bissett Creek Project between the summer and fall of 2007 leading up to the completion of a report by SGS in November 2007, and the completion of the Technical Report in July 2010 (subsequently revised in February 2011). Since the original completion of the Technical Report in July 2010 (and prior to its revision in February 2011), the Corporation started to implement the recommendations in the Technical Report and completed a 2,900m infill and exploration drilling program and initiated a metallurgical testing program, a pre-feasibility study and the environmental and permitting review process, all with the objective of positioning the Corporation to make a construction decision on the Bissett Creek Project in early 2012. A construction decision is contingent on the positive results of the pre-feasibility study and the availability of financing. There is no guarantee the results of the pre-feasibility study will be positive or will support a construction decision. In addition, there are risks associated with going into production without completing a full feasibility study in that the capital and operating costs estimates, the degree of engineering that has been applied to the various parameters and the extent of testing contained in a pre-feasibility study are not as formal, detailed and reliable as those contained in a feasibility study.

Mineralization

The Bissett Creek mineralization is relatively simple when looked at from a deposit scale, on local scale it is structurally complex with pegmatite and diabase dykes cutting through it.

The actual sub-horizontal graphitic gneiss was probably an impure greywacke including organic materials. It was metamorphosed under high pressure and temperature and the carbon has been transformed into crystal flakes. As they were formed from sedimentary origin, the graphite flakes are well distributed and occur in successions of low to high density within the graphitic gneiss rock. As in any sedimentary rock, the grade varies less laterally and more across the beds which may be compared to the metasediment graphitic gneiss layers. It is not possible to associate polarity to the gneiss. However, a higher grade layer within the 70m thick graphitic gneiss was observed at the base of the actual arrangement. This creates layers in the order of 20 meters thick which gently dip south in the western part of the deposit.

Graphite flakes occur disseminated in the gneiss and in variable concentration in the transitional gneiss. The graphite flakes are present as oval to sub rounded particles from 1 to 6 millimetres in diameter. The flake sizes measured in the core samples taken in 2007 show a general distribution that is not associated with the percentage of total graphitic carbon. This means the whole deposit can be considered of interest since large flakes are generally present no matter the percentage grade of the graphite. Below the top soil, for the first one to two meters in thickness, the rock is weathered and thus friable. At least the first meter of rock should allow very high recovery of large flakes with little communition.

Drilling

In 1984, Princeton completed a total of 1,041 ft. (317 m) of BQ diameter core drilling in 7 holes. 2 holes drill tested the South Zone, 1 hole tested the North Zone, and 4 holes were drilled in the Northeast Zone.

In 1985, Princeton completed 99 vertical BQ diamond drill holes for a total footage drilled of 16,836 (3,131 m). This total included about 30 shallow unnamed test holes which were drilled to outline surface sample sites. The shallow hole footage totaled 348 ft. (106m). The combined 1985-86 drilling totals 17,881 ft. (5450 m) in 106 holes. Ninety-three holes were drilled in the northeast zone. The majority were drilled at a 64 meter by 46 meter spacing. A detail grid spacing of 23 m by 23 m was used in one area and one fence of holes was drilled at a 10 m spacing to determine the continuity of the graphite horizons. Percussion drill sampling was carried out in 5 areas and 4,000 tons were mined from 3 sites. A total of 3.8 million tons of flake graphite bearing gneiss grading an average of 3.05% graphitic carbon was outlined by diamond drilling in the western and northeast zones. Historical information is presented for informational purposes only. The resource calculation was not completed in accordance with NI 43-101 and therefore should not be relied upon. A cutoff grade of 2.5% C(g) (graphitic carbon) was applied. Resource calculations were based on blocks measuring 70 x 70 x 10 meters. Close to 3 million of the 3.8 million tons are within 34 meters of the bedrock surface. This figure has not been evaluated in terms of mining feasibility and no mining dilution or stripping ratio had been calculated. Complete data on the relationship of graphitic carbon assays to full scale flotation was not available and further information was also needed to be gathered on the physical properties of the final product.

In 1987, North Coast drilled 67 percussion holes to 60’ where possible and the whole length was sampled in 10’ lengths, strictly for assay. A total of 976.9 ft. of N-DBGM diameter core was drilled in 6 holes. An additional 5,707 ft. of BQ diameter core was drilled in 34 holes.

158 of the 160 historical diamond drill holes were retained for the present resource calculation. Two historical diamond drill holes located north of the conceptual pit were not used. The percussion holes were excluded from the resource calculation because their methodology description was not thorough enough. None of the trench data or pit results was utilized in the present resource calculation.

In the summer of 2007, following SGS’s recommendation, Northern undertook an independent validation drilling program. The program permitted the development of independent assay results and has also provided material to carry out metallurgical testing and validation. Six vertical NQ size diamond drill holes were drilled in the eastern part of the deposit for a total of 246.43 meters (808.5 ft) around the location of pit # 1. The last drill hole (DDH-07-06) was drilled in an area of the Bissett Creek Project previously named the “pencil zone”. Drilling was done by George Downing Estate Drilling Ltd., from August 1 to August 9, 2007. The results obtained from these six holes were consistent with previous drilling done on the Bissett Creek Project.

SGS’s geological and mining-metallurgical engineers visited the site on June 6 and 7, 2007 and the geological engineer visited again on August 6 and 7, 2007. In addition, the phase 1 independent drilling campaign was carried out and supervised by SGS personnel from the beginning to the end.

No additional work was done on the Bissett Creek Project between the summer and fall of 2007 leading up to the completion of a report by SGS in November 2007, and the completion of the Technical Report in July 2010. Since the completion of the Technical Report, the Corporation has started to implement the recommendations in the Technical Report and has completed a 2,900m infill and exploration drilling program. Results of the program have been compiled and evaluated and QA/QC results verified.

Historical drilling has showed that graphite flakes appear to be evenly distributed throughout the main graphitic unit, regardless of grade. Minor pegmatite and lamprophyre dykes with no grade were also intersected. Higher grade sections of economic interest within the graphitic unit generally consist of an upper zone and a lower basal zone. In a significant majority of the holes both of these zones were present or they coalesced into one thicker zone. In a small number of holes economic mineralization only occurred in the basal zone. Rarely was just the upper zone present.

Potentially economic mineralization is often bounded by transitional mineralization that is treated as waste in the economic analysis but it is not far below cut off. As the grade is high enough to cover incremental milling costs, it will be stored in a low grade stockpile and processed at the end of the mine life.

The graphitic unit as well as the upper and basal zones shows very good correlation and consistency from drill hole to drill hole. As a result, there is a relatively high degree of confidence that the inferred resources can upgraded to a higher category with additional drilling. Furthermore, the deposit remains open north/south along strike and to the east. There are a number of obvious opportunities to increase the current resources around the pit and to the north, with additional drilling. Drill holes located to the north of the current conceptual pit, and which are not included in the resource calculation, intersected the same style and tenor of mineralization.

All 6 holes of the 2007 drill program intersected mineralized gneiss. There was no overburden at drill site locations. The graphitic gneiss foliation being sub horizontal, the vertical holes cut mineralized thicknesses from 30 meters up to 49 meters

Sampling and Analysis

The majority of samples taken during the 1980’s drilling programs were prepared on site. Early on, drill core and channel samples prepared for LECO analysis used a 4 to 5 kg sample split in 10 ft intervals on average for drill core and then crushed to one-half inch size. Later on, a detailed procedure was prepared for site sample preparation.

Historically, the carbon content determination of graphite was done using two methods: the double loss of ignition, (double LOI) approach; and a more specific LECO analysis. The double LOI method was and is still being accepted as an industry standard and this method was the basis for much of the original resource analysis done on Bissett Creek. A limited range of results were also tested using the LECO methodology. In both cases, the majority of samples were prepared and analyzed at the site facility. Regular checks were also conducted at SGS Lakefield Research in Lakefield, Ontario, and KHD’s facilities in West Germany.

QA/QC procedures with respect to historical data are not the same as those currently in force. However, extensive testing was done on site, check assays by well known labs were used and the results were reviewed and used at the time by a number of reputable engineering firms including Kilborn, Cominco, KHD, Bacon Donaldson and Pincock Allen & Holt. Furthermore, SGS had access to all the original assay sheets and the results of check sampling at SGS Lakefield. Also, SGS was able to reproduce similar grades and thicknesses to those intersected by historical holes. Therefore results are considered reliable for the purposes of the Technical Report. The observed ranges in values gave a certain level of confidence with respect to the use of historical data. In order to reflect the level of uncertainty in the use of historical results, no resources are categorized as measured.

During the 2007 drill campaign, every core box was photographed prior to splitting. Core from drill holes was first stored in boxes containing each 15 ft in length. After being logged and measured, the core was cut in two parts on its longitudinal direction with a rock saw. One half of the core was sampled for analysis in a laboratory and the other half of the core was stored back in core boxes. Each sample measured approximately 5 ft. A total of 162 samples have been retrieved and kept for analysis. The boxes were numbered and tagged for each drill holes. The boxes were left in a warehouse on site.

During the summer of 2007, in addition to the independent drill program, SGS carried out validation tests on the recovery of graphite and especially the large flakes. This was first done at CFP, a processing laboratory in Val d’Or, Quebec and then assays were done at the COREM facilities in Quebec City. The tests were done on graphitic gneiss rock samples taken from the pit #1 location and acquired during SGS’s first site visit in June 2007. A second battery of tests was also performed at Ortech, with assays at Activation Laboratories Ltd. in Ontario, to further validate the results. The samples came from parts of the witness core samples housed at the mine site.

These additional tests have allowed SGS to conclude that large flakes were present evenly in the various grades and locations drilled in 2007. The actual proven graphitic carbon recovery is in the 95% range. The actual flake size distribution before optimization showed approximately 30% in the +35 mesh size, 40% in the -35 to +48 mesh fraction and 30% in the – 48 mesh portion.

In 2007, SGS did not carry out an extensive QA/QC program during the independent drilling campaign. The main goal of the drilling was to confirm the graphitic gneiss mineralization grade and thickness. However, since samples from the deposit were prepared and assayed at different laboratories and the results were very similar, in SGS’s opinion, the results are considered reliable and reproducible.

In the 2010 definition drilling and exploration program on the Bissett Creek Project, a standard procedure of QA/QC was put in place and was followed with repeats and double lab controls. This included additional internal laboratory standards and controls, the inclusion of standards and a 5 to 10% re-assay in a second laboratory.

Security of Samples

Review of the sampling preparation, security and analytical procedures used on the Bissett Creek Project in the past were judged to be adequate, though SGS did not have access to the original assay certificates to verify the accuracy of the data. Historically, the carbon content determination of graphite was done using two methods: the double loss of ignition, (double LOI) approach; and a more specific LECO analysis.

The double LOI method was and is still being accepted as an industry standard and this method was the basis for much of the original resource analysis done on the Bissett Creek Project. A limited range of results were also tested using the LECO methodology. In both cases, the majority of samples were prepared and analyzed at the site facility. Regular checks were also conducted at SGS Lakefield Research in Lakefield, Ontario, and KHD’s facilities in West Germany.

For the 2007 campaign, sampling preparation, security and analytical procedures were judged to be adequate. The possibility of tampering is almost nil since the core was split bagged and sealed. The sample bags were under witness of SGS staff until being shipped to the laboratory for preparation and analysis.

Mineral Resource Estimate

In order to be able to properly estimate the Bissett Creek graphite resources, SGS carried out extensive computer modeling of the historical data on the Bissett Creek Project. It should be noted that even if the original data had been computerized in the late1980’s, it was not possible to retrieve it. Requests to SNC-Lavalin (which acquired Kilborn) confirmed that they only had hard copies of the Kilborn reports in their archives. Moreover, the data was done in imperial measures and had to be converted over to metric units. As a result, SGS had to manually enter all of the data to create its resource models.

This process started with computerization of the cross-sections done by the original driller, as well as data from the assay sheets retrieved from the archived records which were available on the Bissett Creek Project. Because of the tremendous amount of historical data in different coordinate systems, the work was tedious, and somewhat complicated by the graphitic carbon assay methods used at that time.

In 2007, SGS’s review of the original results of the two assay methods confirmed that the LOI results were designed more as a graphitic indicator, while the LECO methodology provides a more specific assessment of the graphitic carbon content. It is important to mention that the LOI method of analysis should not be used to measure graphite content since pyrite and calcite (carbonate) content which are present in the deposit may distort the appropriate % graphitic carbon values. 1,791 assays were compiled from the 1980’s drilling, 1,433 of which (80% of the historical dataset) had Double LOI and LECO assay values. Linear regression calculations from these data pairs lead to establishing the following predictive equation: predicted LECO = 0.665*LOI + 0.004. The linear regression was applied to the 358 samples (20% of the historical dataset) that were not assayed for LECO, allowing the results to be more effectively extrapolated across the deposit and compared to the 2007 drill program.

These efforts mean that SGS has carried out modern measurements of the graphitic carbon, which in turn have resulted in a more specific analysis of the graphitic carbon. In doing so, SGS was able to confirm that the LECO grades were consistently 66% of the original LOI grades established for the Bissett Creek Project. It also confirmed that the original LECO results were the more accurate assays of the Bissett Creek graphitic grades.

Within the historical data, only the diamond drill holes were used. In SGS’s opinion, the percussion holes did not have enough description on their methodology to ensure they were as reliable as the drill holes. Drill hole positions from maps were digitized in imperial and converted to metric units. Two conversions occur since they were first transformed into UTM based on a georeference satellite image. Another map from KHD with holes locations was digitized again and converted to the NAD 83 UTM system. Relative positions from one hole to another is maintained. However, SGS believes the exact hole locations in the new coordinate system to be within a 3 to 5 meter radius. The diamond drill hole database has a total of 164 usable holes, i.e. 6 new holes and 158 historical holes.

SGS designed envelopes around the composites of the estimated mineralized zones according to the geological interpretation between the sections and its knowledge of the deposit. The correlation with the rock types was not validated for the graphitic gneiss as the core description need to be standardized according to the new geological model and also to the lack of information regarding the geology in the database. Because of the presence of graphitic gneiss with inclusions of pegmatites and mafic dykes that cross the deposit at various locations, decision was made to define the mineralized zone with inclusion of barren material at zero grade. In SGS’s opinion some of the barren material will go to the process while some other will be large enough to be taken apart from the graphitic gneiss. In the modeling of the mineralized zone, definition starts from overburden rock contact to the bottom contact.

The resources are estimated between the overburden surface and graphitic gneiss interpreted floor on cross section. A block model of 10mN x10mE x 5mZ is employed and a fixed specific gravity of 2.63 is used. The Indicated Resources are within a well drilled perimeter of approximately 64m x 46m while the Inferred Resources are within the surrounding of this perimeter with limited extension because of lack of drilling. However, outcrops show graphitic gneiss in those extensions.

The first NI 43-101 compliant resources statement is summarized in the table below:

Bissett Creek—Classified resources for public disclosure

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Indicated				Inferred
% Graph C	Tonnage	LOI	Graph C-LECO	In Situ Graphite	Tonnage	LOI	Graph C-LECO	In Situ Graphite
Cut-Off	metric	%	%	(metric tonnes)	metric	%	%	(metric tonnes)
1	20,448,900	2.87	1.97	402,200	26,232,000	2.82	1.90	499,700
1.5	14,641,000	3.19	2.24	327,700	18,027,000	3.19	2.21	397,900
2	8,779,000	3.57	2.58	226,000	10,682,000	3.59	2.51	268,000
2.5	4,562,000	3.95	2.88	131,600	4,621,000	4.17	2.89	133,400
2.7	3,077,000	4.10	3.02	93,000	3,210,000	4.23	3.00	96,400
2.8	2,374,000	4.18	3.10	73,700	2,314,000	4.30	3.10	71,800
3	1,316,000	4.34	3.27	43,100	1,402,000	4.34	3.24	45,400
3.3	469,000	4.59	3.52	16,500	353,000	4.41	3.52	12,400

SG:2.63

Undiluted     Rounded numbers

Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

The base case represents resources above a 1.5% cut-off. Because the average selling price of the graphite used in the Technical Report is around $1,700 per tonne, the in situ cut-off is about $25.50 per tonne, which is suitable for open pit operations. The effective cut-off used in the preliminary assessment is 1.58%.

The above resources do not include the graphitic gneiss intersected in the holes north of the actual known deposit. SGS recommends that more drilling be done between sections with a detailed topographical survey to support Measured Resources. In SGS’s opinion, a QA/QC program must be put in place for the next drilling campaign. Actual quality control with different metallurgical testing by SGS is considered sufficient to proceed with the next stage of economic analysis.

2010 Drilling Program

On May 16, the Corporation announced the results of its 2010 drilling program on the Bissett Creek graphite project. A total of 51 holes were drilled, totalling 2,927 meters of drilling. The objectives of the program were to confirm results of historical drilling, upgrade some of the existing inferred resources to measured and indicated, expand the resource and demonstrate the potential to significantly increase production in the future if warranted by graphite demand.

All 51 holes intersected widespread graphite mineralization, with 50 of the 51 holes containing widths and grades similar to those within the current resource model. As a result, the deposit has been significantly enlarged and remains open to the north and to the east.

Holes BC 10-01 to BC 10-12 were largely designed to extend the proposed pit to the south and east and intersected 15m grading 2.69% Cg and 23m grading 2.62% Cg in hole BC 10-04, 22.2m grading 2.98% Cg in hole BC 10-05, 24m grading 2.43% Cg in hole BC 10-09, 33.4m grading 2.87 Cg in hole BC 10-10 and 14.6m grading 3.45% Cg in Hole BC 10-11.

Holes BC 10-12 to BC 10-19 were largely infill and expansion holes around the eastern end of the proposed open pit and results included 38.7m grading 2.49% Cg in Hole BC 10-13, 17.7m grading 3.18% Cg in Hole BC 10-14 and 21.5m grading 2.43% Cg in Hole BC 10-18.

Holes BC 10-20 to BC 10-37 were drilled in an area that is more than 500m2 in size and is located north of the proposed pit. Hole BC 10-24 intersected 30m grading 2.7% Cg, Hole BC 10-28 intersected 36m grading 2.36% Cg, Hole BC 10-35 intersected 23.7m grading 2.44% Cg and Hole BC 10-36 intersected 17.3m grading 2.9% Cg.

Holes SGS-2010 01 to 05, SGS-2010 B1 1 to 4 and SGS-2010 B2 1 to 4 were largely twin holes and infill holes designed to confirm the current block model and were in line with expectations.

The 2010 drill program met or exceeded all expectations in demonstrating that large flake, high purity graphite mineralization exists in an area that is now over one square kilometer in size and it remains open to the north and the east. As a result, it is expected that future production could be scaled to much higher rates to meet anticipated demand from Li ion batteries and other rapidly growing applications.

The current resource estimate is based on approximately 8,400m of drilling in 242 holes. The 2010 program will be included in an updated resource estimate currently being completed as part of a pre-feasibility study. The 2010 program was designed to upgrade the existing resource such that the pre-feasibility study can evaluate the economics of a 20 year operation based on measured and indicated resources only. The study is expected to be completed within three months.

Bissett Creek 2010 Drilling Program- Composite Summary Highlights

	September 30,	September 30,	September 30,	September 30,	September 30,
Hole	From (M)	To (M)	Width (M)	Gp%	Hole Type
BC-10-03	30	54	24	1.83	south expansion
BC-10-04	18	33	15	2.69	south expansion
	56.9	80	23.1	2.62
BC-10-05	54	76.3	22.2	2.98
BC-10-07	35.6	51	15.4	1.9	south-east expansion
BC-10-08	27	45	18	2.46	south-east expansion
BC-10-09	21	45	24	2.43
BC-10-10	14.6	48	33.4	2.87	south-east expansion
BC-10-11	36.4	51	14.6	3.45	south-east expansion
BC-10-13	8	46.7	38.7	2.49	infill
BC-10-14	33.25	50.95	17.7	3.18	infill
BC-10-18	38.5	60	21.5	2.43	infill
BC-10-24	21	51	30	2.69	north expansion

	September 30,	September 30,	September 30,	September 30,	September 30,
Hole	From (M)	To (M)	Width (M)	Gp%	Hole Type
BC-10-25	1.5	38.2	36.7	2.33	north expansion
BC-10-28	24	60	36	2.36	north expansion
BC-10-34	1.7	30	28.3	1.92	north expansion
BC-10-35	33.35	57	23.65	2.44	north expansion
BC-10-36	51.7	69	17.3	2.91	north expansion
SGS-2010-03	6	33	27	2.16	infill-twin
SGS-2010-03B	8.5	34.2	25	2.45	infill-twin
SGS-2010-04	17.6	41.8	24.2	3.23	infill-twin
SGS-2010-B1-1	13.9	36.3	22.4	3.3	infill
SGS-2010-B1-2	12	43.4	31.4	2.95	infill
SGS-2010-BI-4	10.6	37.2	26.6	2.21	infill
SGS-2010-B2-2	39	60.35	21.35	2.45	infill
SGS-2010-B2-3	17	38.35	21.35	2.96	infill
SGS-2010-B2-4	13	47.2	34.2	2.75	infill

The 2010 drill program was supervised by Jeff Ackert, P.Geol. and Mehmet Taner, PhD, who are “Qualified Persons” under National Instrument 43-101. Don Baxter, P.Eng., President of the Company and a “Qualified Person” under National Instrument 43-101, is responsible for and has reviewed and approved the technical content.

Assaying was completed by SGS Mineral Services (Toronto), an ISO/IEC 17025 accredited analytical laboratory. The technique used for determining graphitic carbon was a two stage process that included determining total carbon by LECO and determining total CO2 by coulometry. It was assumed that the only other carbon (other than graphitic carbon) in the samples was contained within CO2. The amount of carbon within the CO2 was calculated and the result subtracted from total carbon to determine the percentage of graphitic carbon in the sample. Drill holes were sampled over 3 meter intervals. Alternating standards and blanks were inserted every 35th -40th sample. A total of 29 duplicate samples were taken within well mineralized sections.

Mining Operations

General

Economics permitting, Northern plans to mine and mill 2,500 tonnes of graphitic material per day from the Bissett Creek Project. Because the mineralized rock comes to the surface, an open-cast operation is described in the Technical Report. Proposed mining operations are conceptual in nature and could change substantially depending on the results of the pre-feasibility study.

The mineralized and waste material within the deposit is mainly gneissic. This material is normally competent with only minor weathering near the surface. The overburden material which accounts for the majority of the waste material to be removed in a rather short time varies from 0 to 10 meters with an average thickness of more or less 4 meters.

Firstly, the overburden will have to be removed on an area exceeding some 5 meters of the pit contour at an angle of 30º. No rock mechanic work was undertaken; however because of the characteristics of the host rock an overall slope of 45º is believed to be conservative. The bench will have 5 meters in height whereas the berms shall have a width of 5 meters. However 10m bench height is envisage where 10m thick mineralized material is present, the 5m bench height will be applicable for the bottom contact to reduce dilution.

Apart from the overburden, for the purpose of the Technical Report, a 3 phase pit development is proposed in order to have a waste to mineralized material ratio from 0.05 to1.15 tonne of waste to 1 tonne of mineralized material. Thus for the entire operation of the mine, for every tonne of mineralized material mined out, about half a tonne of waste will have to be stockpiled somewhere on the property.

A 2 m³ backhoe type shovel backed by a D-8 bulldozer and a couple of 10 wheeler trucks may be used to remove the overburden that will be stockpiled in a specific designated area. At the end of the mining operation this overburden will be used to cover the waste stockpile and if necessary the mill tailings. The overburden removal will be subcontracted. A budget proposal from Norascon for a turnkey mining operation was obtained and this proposal is used in the economic assessment.

The gneissic rock will be drilled and blasted. Two hydraulic percussion drills capable of drilling up to 127 mm holes to a depth of 7 meters will be used. The selected drills will have sufficiently high masts to drill holes in a single pass without having to couple and uncouple drill rods. Blastholes will be charge with ammonium nitrate—fuel oil mixtures (ANFO) by means of a truck mounted ANFO loading unit. Where water is encountered, water gel explosives will be used. Loaded blastholes will be detonated by nonelectric caps linked with primacord.

The primary loading equipment will be two hydraulic excavators equipped with 4.6 m³ bucket. A wheeled front end loader having a 4.3 m³ bucket capacity will be provided for backup when the shovels are not available and for loading scattered material. The haulage equipment will consist of a fleet of 36-tonne capacity off highway trucks. The mineralized material will be hauled over a distance of approximately 0.5 km to the mill crusher hopper while the barren rock will be hauled to a nearby stockpile.

Because of a somewhat erratic contamination of mineralized material by small dykes and pegmatite delimitation within the host rock, coupled to the difficulty of distinguishing at the pit face what is graphite from what is biotite, a geologist or at least a good geological technician will have to be hired to follow the day to day mining operation.

The necessary manpower to smoothly mine some 14,000 tpd of graphitic material from the Bissett Creek deposit shall minimally be 34. Apart from the geologist and the security guards, all other employees will be supplied by and at the discretion of the mining contractor. Along with its work force, the mining contractor will supply a garage large enough to accommodate the repair of two trucks at the same time and two explosive shelters (one for the explosives and one for the non-electric fuses and detonators). Finally, the Corporation will install a guardhouse at the entry of the property.

The mining capital expenditures will be only for the purchase of a field trailer to lodge the guard house and the installation of a fence around the openings since the contractor will supply all of the mining equipment, machinery and shelters.

The authors of the report have substantial experience in the mining industry and have acquired through preparing a number of NI 43-101 reports knowledge of detailed mining costs for open-pit operations in flat lying deposits of similar tonnage. Based on this experience, the mining costs provided by Norascon were considered to be reliable for an operation of this size and type. Norascon has provided the following average cost per tonne in $ CDN for the excavation and the mining of the overburden, the waste and mineralized material.

Mining cost overburden:	$ 2.20/tonne
Mining cost waste rock:	$ 3.81/tonne
Mining cost mineralized rock:	$ 4.11/tonne

Conceptual Mining Sequence

The open pit design in the preliminary assessment contained in the Technical Report is based on a cut-off grade calculation determined from processing costs developed in the cost model of SGS plus an internal model prepared by Northern. SGS believes these costs to be reasonable for use in the preliminary assessment and that they are comparable with other similar operations in analogous conditions with respect to equipment, supply and support. For the purpose of this preliminary assessment, all Mineral Resources including Indicated Resource and Inferred Resource categories were used in the final pit to support the proposed 45 years of operation on the property. Three detailed imbricated pit designs were done in order to derive a higher grade at the beginning of the operation with the smallest waste to ore ratio. The final pit is the final whittle pit which will probably change with additional drilling.

The starter pit (#1) is 230m x 150m, the second phase pit (#2) is 340m x 370m, and the third phase pit (#3) is 900m x 500m. Total pit depth is 80m with bottom at elevation 210 metres. A 45 degree maximum overall slope in rock is used while a 3H to 1V is used in the overburden. No geotechnical investigations have been completed as yet to support the pit design and are recommended in the next phase of work. It is SGS’s opinion that a 45 degree overall slope is conservative having seen the rock quality in the test pit. The ramp declines at a maximum of 10% with a width of 3 times the width of the haulage trucks i.e. 15 metres.

The proposed graphite producing operation will constitute a small to medium scale operation using conventional drill, blast, load and haul process to mine an average of 870,000 tonnes of graphitic material and 450,000 tonnes of waste per year. If economics warrant, the mine production rate could range from 2,500 to 5,000 tonnes of mineralized material per day.

The initial production scenario was a complete mining fleet. However the idea of using a mining contractor has been retained in the preliminary assessment contained in the Technical Report. SGS has received a turnkey quotation from a mining contractor for the excavation and mining of the overburden and rock on the property. A mining contractor for the first 10 years is proposed. A mining dilution of 10% is taken into account. Main mining bench height is 10 meters while five metres will be used near the bottom contact.

If feasible, SGS proposes to use the overburden removed from the proposed pit #1 to build the tailings dam resulting in an optimization of the earth movement and lowering the dam construction costs. The rest should be stockpiled, to cover the waste pile at the end of the mining operation.

Within the conceptual scenario, the stripping over time is variable. In the first two years of operation, a waste to mineralized rock ratio of 0.05 to 1 will be achieved, in the third to eleventh years of operation a ratio of 0.55 to 1 is scheduled and afterward it will decrease to 0.23 to 1 in year 19 and will increase to 1.15 to 1 from year 20 to year 27. In years 28 to 31 it should be 0.06 to 1 and drop to zero for the rest of the fourteen years of operation as the mill will process the low grade stockpile. The average cut-off grade for the whole open pit is 1.58 % graphitic carbon and the average waste to mineralized rock ratio is 0.66 tonnes of waste for one tonne of processed rock.

The start-up pit contains a total of 1,570,000 tonnes of Indicated Resources at 3.66% total carbon and 2.71% graphitic carbon. Fully diluted, the pit has 1,727,000 tonnes of Indicated Resources at an average graphitic carbon grade of 2.55%. The second phase pit has a total of 3,235,000 tonnes of Indicated Resources at 3.21% total carbon and 2.34% graphitic carbon. Fully diluted, the pit has 3,558,000 tonnes of Indicated Resources at an average graphitic carbon grade of 2.22%.

The third phase pit has a total 6,263,000 tonnes of Indicated Resources at 3.38% total carbon and 2.32% graphitic carbon and 3,762,000 tonnes of Inferred Resources at 3.43% total carbon and 2.42% graphitic carbon. Fully diluted, the pit has 6,889,300 tonnes of Indicated Resources at an average graphitic carbon grade of 2.20% and 4,138,200 tonnes of Inferred Resources at an average graphitic carbon grade of 2.29%.

75% of the resources in the above three mining phases are in the Indicated Resources category over the first 19 years of operation.

The fourth phase pit has a total of 1,903,990 tonnes of Indicated Resources at 2.45% graphitic carbon and 9,596,260 tonnes of Inferred Resources at 2.32% graphitic carbon. Fully diluted, the pit has 2,094,490 tonnes of Indicated Resources at an average graphitic carbon grade of 2.27% and 10,555,880 tonnes of Inferred Resources at an average graphitic carbon grade of 2.16%.

The actual fifth phase plans to process the low grade stockpile. However, this may change after exploration diamond drilling takes place to secure better head grades. There are 4,419,800 tonnes of diluted Indicated Resources at 1.22% graphitic carbon grade and 5,520,900 tonnes of diluted Inferred Resources at 1.15% graphitic carbon in the low grade stockpile.

To keep a safe distance between the quarry and the mill, the run of mine graphitic material will be hauled over a distance of approximately 0.5 km to the mill site. Whenever possible the graphitic material should be dumped directly in the jaw crusher feed hopper. If for some reason it will be impossible to dump the incoming graphitic material directly in the jaw crusher feeder hopper, it will be stockpiled nearby to be retrieved at a later time.

Waste should be trucked to a principal waste dump located to the north or west of the actual deposit. However validation, that is, condemnation drilling, will be required prior to waste disposal. Opportunities for in-pit waste backfilling should come available in mined out areas after seven years of mining; details have not yet been developed.

Processing Plant

A 2,500 tpd mill is proposed in the preliminary assessment contained in the Technical Report. The mill process should be very conventional. Operation should rely on the operators’ experience and skill supported by electronics and instrumentation. Mill design criteria are the one used in some mines in Canada where, apart from the run of mine grizzly and hopper, the ore bins, the thickener and the water tanks, the entire mill services and operations are under the same roof. Whenever possible, mill equipment will be chosen on the base of recovering a maximum of the larger flakes.

The Technical Report is based on the following assumptions:

•	A good mill design will have a good overall graphite grade and recovery

•	A Butler type building has been selected for its versatility, low cost and ease of construction

•	If available and in good working conditions, Northern will buy second hand milling equipment

•	The mine will be able to feed the mill at a rate of 2,500 tpd, 7 days per week

•	No major setback will be encountered with the federal and provincial environmental agencies, trade unions and/or indigenous people

•	3-Phases electrical power will be available on site

•	Approximately 5 hectares of a more or less flat site will have to be prepared at a reasonable cost for the mill and its dependencies

•	It will be possible to discard the tailings without jeopardizing the small streams crossing the property

•

It is assumed that approximately 40.0 % of the graphitic carbon is in the + 35 mesh fraction while some 70 % is coarser than 48 mesh. The run of mine has a 2.55 to 2.18 % diluted graphitic carbon grade and the mill overall recovery will be better than 90.0%.

•	The Work Index is in the order of 12 kWh/tonne

•	The liberation size is no finer than 80 % minus 20 mesh.

•	No provisions were made for the recovery of other minerals (silica, biotite, etc)

Laboratory and pilot plant test work done late in the 1980’s and early 1990’s by such prestigious companies as KHD, Cominco Engineering Services Ltd. and Bacon, Donaldson & Associates Ltd. have shown that a well designed mill could produce three concentrate grades (+48 mesh, -48 to +100 mesh and –100 mesh) having an average grade of 92.7 % C with an overall mill recovery of 94.4%. However, SGS is of the opinion that once a clean +48 mesh graphite material is produced it is only a matter of installing a three deck screen at the end of the circuit instead of a two deck to produce, at the same time, a discrete +35 mesh grade.

The run of mine material should be crushed and conveyed to a SAG mill and then to a bank of flash flotation cells followed by a +48 mesh circuit, a -48 to 100 mesh circuit and finally a finer than 100 mesh circuit. The three graphite concentrates will be allowed to settle in a thickener and then filtered and dried. The dryer product will be fed to a set of three deck screens and then conveyed to their respective bins. Dust control will be provided by a dust collector system comprising a cyclone and a bag house. Dust collector product is discarded or allowed to report to the -100 mesh bin.

From a series of tests made in the 1980’s, the concentrate grades should be in the +90% range while, after the necessary break in period, overall recovery should be in the 95% bracket.

The graphitic material and the waste are potentially acidic generators so the tailings should have to be stored under water while the waste dump should have to include some dolomitic or calcareous aggregates to neutralize the acid potential with the addition of 10 to 20kg of carbonate material per tonne of waste. Permits and environmental issues are currently being addressed by another consulting group (Knight Piesold Consulting).

In the past, Industrial Minerals has done extensive work to determine the crushing-milling costs. Based on the softness/hardness of the mineralized material, the low electrical power requirement, the ease of graphite concentration and mill control and instrumentation, SGS is of the opinion that the cost of approximately $7.00 per tonne as defined in 2007 by Industrial Minerals was in the correct range. However, because of the increase in the cost of living since 2007, a milling cost of $7.50 per tonne is anticipated.

Mill reagents and other chemicals consumption will be for all practical purpose limited to an alcohol or and hydrocarbon type of collector-frother (EKOF or pure kerosene). Crushing and grinding wear parts as well as grinding media consumption will be minimal by the use of a SAG mill. After the break in period, for an efficient operation of the mill, a work force of 40 employees will be required.

Today, a rule of thumb for the cost of a new mill plant is approximately $20,000 per tonne milled per day or in the case of the Bissett Creek mill approximately $50,000,000. This cost is for a very conventional mill with new equipment. However, SGS is of the opinion that some $5,000,000 could easily be saved by buying good second hand equipment.

SGS is of the opinion that it will take up to one year for Northern to obtain all the necessary permits before proceeding to the construction of the mill. In the case the Corporation prefers to wait for all the permits to come in before buying a first piece of equipment, another period ranging from nine months to one year will be required before the mill start up. However, in the meantime, because of the many unknowns especially as to which milling equipment will work best, Northern would be well inspired to have the flow sheet validated at the pilot plant level.

Markets

In 2007, the Corporation investigated specific prices for the graphite concentrates by flake size category. Noting that pricing in the graphite market place is often established on a “fully negotiated” basis and that final prices may be subject to change based on market conditions at the time final contracts are established, the Corporation determined that sales prices range from $2,200, to $1,800 to $850 per tonne for the three basic graphite flake ranges it expected to produce.

Since that determination, the Corporation has further considered that it should attract premium pricing since almost 90% of Bissett Creek Project production is expected to be 80% +48 mesh, 94%C. There is no quoted price for this larger flake material as it is uncommon, but the Corporation expects to be able to sell its graphite for significantly higher than US$2,500 per tonne.

In addition, graphite prices have increased substantially over the last couple of years due to the effect of the ongoing industrialization of China, India and other emerging economies on traditional demand in the steel and automotive industries. This trend is expected to continue. Moreover, the growing use of lithium-ion batteries in hybrid and all-electric vehicles is expected to create significant incremental demand for graphite in the future, which will have a positive influence on prices.

Accordingly, the Corporation considers $1,700 per tonne to be a conservative, long term average blended price for the products that should be produced from the Bissett Creek Project and is suitable for use in the preliminary assessment in the Technical Report.

It should also be noted that the actual preliminary assessment study does not take into account the potential production of high purity graphite products that the Corporation ultimately expects to sell.

The average selling price used in the Technical Report has been verified and is considered reasonable based on independent verifications consisting of published prices in Industrial Minerals magazine and review of an independent market intelligence and research report. The average price provided by the Corporation was also reviewed by industrial minerals and graphite expert, Mr. George C. Hawley, prior to being provided to SGS, who has agreed that the price is considered reasonable.

Financial Analysis

SGS independently prepared a set of Excel spreadsheets “the economic model” to examine the economic viability of the proposed scenario with a sensitivity analysis. At this stage, SGS has conducted the financial analysis on the basis of pre-tax results.

Assumptions are:

September 30,
Mining cost overburden:	$2.20/tonne
Mining cost waste rock:	$3.81/tonne
Mining cost mineralized rock:	$4.11/tonne
Direct processing cost:	$7.50/tonne
Mine administration costs:	$1.12/tonne
Contingency on processing costs:	$1.50/tonne
General administration costs:	$3.57/tonne
Total processing cost:	$13.69/tonne
Mill recovery:	93 to 96%
Recovery mining:	100%
Mining dilution:	10%

Because of the availability of experienced mining contractors, the decision has been made to use a mining contractor rather than an owner operated mining fleet. Stripping can be done in a short period of time (within a three month period) from the starter pit, so it is considered an operating rather than a capital cost. Accordingly, there is no capital cost estimate for the pit exploitation itself. All capital costs relate to the mill construction, engineering and design, infrastructure and tailings rehabilitation and mine closure and reclamation.

September 30,
CAPEX	$
Metallurgical testing	100,000
Mill construction + Equipment	45,650,000
Mining construction	166,000
Tailings pond study & construction	1,575,000
Mine closure provision	709,000
Powerline and Connection	2,152,500
Preproduction head office	2,100,000
Contingency (20%)	10,490,500
Total CAPEX	$62,943,000

SGS’s conclusion is that the potential development of Bissett Creek appears to be economically attractive. A discount rate of 10% yields a NPV of approximately $77.6 million, and a corresponding projected IRR of approximately 24% before taxes. The payback period in the base case is six years.

It should also be noted that in 2007 SGS carried out a detailed economic sensitivity analysis that modifies prices, costs and graphite recoveries over a +/- 25% range, producing corresponding IRR ranges varying from 13% to 42%.

Since the price of graphite in the long run should parallel the overall mining costs, SGS is confident that its 2007 detailed economic sensitivity analysis is still valid with IRR range from 13% to 42%. The 2010 updated IRR ranges between 10 and 37%.

The preliminary assessment is preliminary in nature and includes Inferred Resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves. Furthermore, there is no certainty that the results projected in the preliminary assessment will be realized and actual results may vary substantially.

The Corporation’s proposed mining operation is conceptual and the Corporation’s methods and projections could change significantly based on the results and recommendations of the pre-feasibility study.

Interpretation and Conclusions

A great deal of the work done in the past was performed on less than 10% of the Bissett Creek Project, with several important studies by major engineering companies. All of those studies were based on resource models using the LOI assay methodology, which seems to have been accepted at the time as a key indicator of graphitic content in the rock.

Based on the 2007 independent drilling program, and a review of the available LOI versus LECO assay results, SGS is confident that the need for an accurate assessment of the graphitic content has been achieved (it should also be noted that only those sections of the previous reports that were considered reliable were used in SGS’s updated assessment). Accordingly, SGS has reduced the average grades of the deposit from the figures stated in the original feasibility studies. This is based on the observation that the original LOI results did not fully represent the actual graphitic carbon values in the rock because of the carbonaceous nature of the gneiss in some areas and the small amount of disseminated pyrite which affected the LOI readings.

With the actual resource estimate of graphitic carbon (% graphitic carbon by LECO), the project is healthier than twenty years ago. Moreover, aside from grade considerations, SGS has confirmed that the flake size is well distributed in the deposit and is not related to the grade.

In 2007, SGS provided the following services to Northern which are still valid for the purpose of the preliminary assessment:

•	Independent sampling;

•	Independent laboratory tests to validate grade, flake recovery and graphitic carbon assay;

•	Independent diamond drilling and sampling of six drill holes;

•	Differential GPS survey of the new holes and a sector of the topography;

•	Acid generation tests; and

•	Metallurgical testing and assaying.

The proposed mining operation by Northern could be one of the largest graphitic crystal flake hard rock mining operations in Canada and certainly the nearest in terms of a supplier to potential North American markets.

The Bissett Creek Project has a Mineral Resources inventory that could sustain production for more than 40 years and potentially a larger scale operation if market conditions warrant.

SGS believes that the capital and operating costs assumptions considered in the preliminary assessment contained in the Technical Report are of the correct magnitude for the project and within the accuracy required for this level of study.

SGS believes that drilling, sampling and testwork as well as site investigation work are adequate for this stage of the project; development concepts are viable, however, more diamond drilling is recommended to increase the level of confidence in the resources and better define the real size of the deposit.

Metallurgical testing will be needed for the selection of machinery and to increase the recovery of the larger size fraction, which in turn will yield higher market prices.

Based on drill results from less than 10% of the overall Bissett Creek Project area (total area = 3,250 acres), the Indicated and Inferred Resources provide a solid base with a recovery of approximately 658,000 tonnes of graphite in this preliminary assessment. Average grades within this resource range between 2.2 to 3.1% C. Using a plant capacity of approximately 2,500 tonnes per day, the projected mine life at these grades is approximately 40+ years, before allowing for any additional resources derived from further drilling on the Bissett Creek Project.

In addition, the Bissett Creek deposit is characterized by its structure as a large flake, crystalline graphite deposit and has been found to be free of many of the chemicals or contaminants often present in such deposits. This profile will assist in improving recoveries and reducing overall processing costs. Accordingly, based on the actual resource estimation and current market fundamentals, SGS concludes that Bissett Creek may prove to be economically attractive. Applying a discount rate of 10% yields an NPV of approximately $77.6 million before taxes and a corresponding projected IRR of approximately 24%. Given this economic profile, SGS’s recommendation is to proceed with a pre-feasibility study.

75% of the Mineral Resource estimate is in the Indicated Resources category for the first 19 years of operation, thus the preliminary assessment results and conclusions would change little if Inferred Resources were excluded entirely. Furthermore, drill spacing represents a key feature differentiating Inferred Resource and Indicated Resource classifications because the Bissett Creek deposit is relatively thick and flat lying with good continuity of mineralization between drill holes. It is also open along strike and down dip. The preliminary assessment recommends additional drilling as part of the pre-feasibility study. There is a relatively high probability that additional drilling will upgrade Inferred Resources into Indicated Resources.

During the feasibility study process in the 1980s, a number of well known and reputable engineering companies completed metallurgical test work, pilot plant testing and bulk sampling of the Bissett Creek deposit and therefore it was thoroughly tested. While this work predated NI 43-101, it is the opinion of SGS that this work has significant value in making the decision to proceed with a pre-feasibility study. Furthermore, the pre-feasibility study will include a new resource estimate based on recent drilling and will allow SGS to validate the metallurgical testing done in the past and develop and optimize a flow sheet for a wet process.

The preliminary assessment is preliminary in nature and it includes Inferred Resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that the results projected in the preliminary assessment will be realized and actual results may vary substantially.

Recommendations

Following the positive results of the estimated cash-flow, SGS recommends to advance the Bissett Creek Project in the direction of a commercial production. SGS also recommends that Northern proceed with a pre-feasibility study in order to confirm its recommendations. As part of the next prefeasibility phase, SGS recommends that Northern prepare the following:

•	Clear cut the area of the first 5 year pit

•	Carry a detailed survey of the topography of the whole site with differential GPS

•	Carry out metallurgical testing at pilot plant level

•	Carry out infill of 10 to 12 holes of 50 to 100 meters in the initial pit area

•	Carry out exploration drilling within 5 km of the actual known deposit

•	Review environmental aspects and secure all required permit and authorization

•	Prepare a GIS including all magnetic surveys, available mapping for exploration

The budget for the next phase of work is as follows:

September 30,
Bench scale pilot plant testing	$100,000
Exploration and infill diamond drilling	$400,000
Pre-feasibility study	$250,000
Environmental and permitting	$500,000

TOTAL	$1,250,000

The Corporation began to implement the recommended work program in July, 2010 and has completed the drilling program at a cost of approximately $536,000 and has spent approximately $166,262 on metallurgical testing, $264,000 on the pre-feasibility study and $450,000 on environmental and permitting. In addition, the Corporation has spent in excess of $130,000 on hydrogeological drilling and $40,000 on an airborne topographical survey. The Corporation’s consultants have advised that the costs to complete the pre-feasibility study and the environmental and permitting work are $250,000 and $220,000, respectively. In addition, the Corporation plans to spend $250,000 on a pilot plant test in the summer of 2011 and $250,000 on a follow-up drilling program. The remaining work on the recommended work program, the additional work planned by the Corporation and the related budgets have been reviewed and approved by Gilbert Rousseau P.Eng and Claude Duplessis P.Eng, the authors of the Technical Report and each independent Qualified Persons under NI 43-101.

Exploration and Development

Since the original completion of the Technical Report in July 2010 (and prior to its revision in February 2011), the Corporation has completed the exploration and infill diamond drilling program, which consisted of approximately 2,900 meters of drilling in 51 holes. 22 holes were infill holes designed to confirm the existing resource model and to upgrade Inferred Resources to the Indicated Resource category. 29 holes were expansion holes which were drilled with the objectives of increasing the size of the resource and demonstrating the potential for further expansion in the future with more drilling. All 51 holes were fairly consistently mineralized with graphite. Potentially economic mineralization was intersected in 50 holes with widths and grades similar to historical drilling on the Bissett Creek Property. This summary of drilling results is provided by the Corporation and has been approved by Don Baxter, President of the Corporation, who is a Qualified Person under NI 43-101 and responsible for this technical content.

The Corporation has retained SGS to complete a pre-feasibility study which will include a new resource calculation that incorporates all of this recent drilling. The Corporation expects that the pre-feasibility study will be completed during the third quarter of 2011 and it will be filed and available on SEDAR when completed. The original estimate for the pre-feasibility study was approximately $250,000. The Corporation has already spent in the order of $264,000 on the pre-feasibility study and SGS has advised that it will cost approximately $250,000 to complete it.

Metallurgical testing is underway at SGS Lakefield and is designed to confirm the results of extensive testing done in the past and to develop a flow sheet for a pilot plant that will be used as a basis for confirming and optimizing the flow sheet for a commercial scale mill on the Bissett Creek Property. Initial results from the metallurgical testing have confirmed the historical high, 90 to 95% recoveries of graphite that have been reported from the Bissett Creek Property but final testing is not yet complete. The Corporation has booked space in the pilot plant at the SGS Lakefield facility in September. The product from the pilot plant will also be supplied to potential customers for testing. The budget for the Fall pilot plant program is $250,000.

Knight Piesold has been retained to manage the environmental and mine permitting process which is also underway and is expected to be completed by the end of 2011 or in the first quarter of 2012.

DIVIDENDS

The Corporation has not, since the date of its incorporation, declared or paid any dividends on its shares and does not currently have a policy with respect to the payment of dividends. For the foreseeable future, the Corporation anticipates that it will retain future earnings and other cash resources for the operation and development of its business. The payment of dividends in the future will depend on the Corporation’s earnings, if any, its financial condition and such other factors as the directors of the Corporation consider appropriate.

DESCRIPTION OF CAPITAL STRUCTURE

Capital Structure

The authorized share capital of the Corporation consists of an unlimited number of common shares. As at •, 2011, 31,575,405 common shares are issued and outstanding as fully paid and non-assessable.

In addition, as at •, 2011, the Corporation has issued and outstanding:

•

11,097,091 common share purchase warrants, each of which is exercisable to acquire one common share until October 7, 2012. 7,115,000 of the warrants are exercisable at an exercise price of $0.35 per share; 3,428,571 of the warrants are exercisable at an exercise price of $0.25 per share; and 553,520 of the warrants are exercisable at an exercise price of $0.50 per share;

•	2,583,333 compensation options, each of which is exercisable to acquire one common share until October 7, 2012 at an exercise price of $0.50; and

•	2,950,000 stock options, each of which is exercisable to acquire one common share until April 18, 2016 at an exercise price of $0.50.

Common Shares

Holders of the common shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Corporation and each common share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Corporation. Holders of the common shares, subject to the prior rights, if any, of any other class of shares of the Corporation, are entitled to receive such dividends in any financial year as the Board of Directors of the Corporation may by resolution determine. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, holders of the common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Corporation, the remaining property and assets of the Corporation. Holders of common shares have no pre-emptive rights, no conversion rights or rights of redemption provisions applicable to the common shares.

PRICE RANGE AND TRADING VOLUME OF SHARES

The Corporation’s common shares were listed and posted for trading on the TSX-V under the symbol “NGC” commencing on April 20, 2011 following the completion of the Corporation’s initial public offering on April 18, 2011. The following table sets forth the reported high and low sale prices and the daily average trading volume for the shares on the TSX-V for each of the periods indicated.

	High ($)	Low ($)	Daily Average Volume
June 1 to June •, 2011	•	•	•
May 2011	1.36	0.860	122,102
April 20, 2011 to April 30, 2011	1.20	0.870	306,379

PRIOR SALES

The Corporation issued the following securities during the financial year ended December 31, 2010. The Corporation’s common shares were not listed and posted for trading on the TSX-V until April 20, 2011.

Date	Security	Issue or Exercise Price per Security	Number of Securities	Description of Transaction
March 2, 2010	Units(1)	$0.25	3,700,000	Private placement
March 8, 2010	Units(1)	$0.25	2,200,000	Private placement
March 8, 2010	Units(1)	$0.25	400,000	Debt settlement
March 10, 2010	Units(2)	$0.175	3,428,571	Private placement (conversion of Notes)
March 17, 2010	Units(1)	$0.25	100,000	Private placement
March 31, 2010	Units(1)	$0.25	1,327,000	Private placement
June 16, 2010	Common Shares	$0.25	31,354	Claim settlement

Notes:

(1)	Each unit consisting of one common share and one common share purchase warrant exercisable at a price of $0.35 per share until October 7, 2012.
(2)	Each unit consisting of one common share and one common share purchase warrant exercisable at a price of $0.245 per share until October 7, 2012.

Subsequent to December 31, 2010, the Company issued additional securities, including common shares prior to the listing of the shares on the TSX-V on April 20, 2011, as follows:

Date	Security	Issue or Exercise Price per Security	Number of Securities	Description of Transaction
April 18, 2011	Common Shares	$0.50	8,000,000	Initial public offering
April 18, 2011	Compensation Options	$0.50	560,000	Initial public offering
April 18, 2011	Stock Options	$0.50	2,950,000	Stock option grant

ESCROWED SECURITIES

The Corporation had no securities in escrow or subject to contractual restrictions on transfer as of December 31, 2010, the end of its most recently completed financial year. Subsequent to December 31, 2010, certain securities of the Corporation became subject to escrow requirements in connection with the completion of the Corporation’s initial public offering as described below.

NP 46-201 Escrow

Upon completion of the Corporation’s initial public offering on April 18, 2011, certain securities of the Corporation were placed in escrow in accordance with the provisions of National Policy 46-201 – Escrow for Initial Public Offerings (“NP 46-201”). Under NP 46-201, all securities of an issuer that are owned or controlled by its “principals” are required to be placed in escrow at the time of the issuer’s initial public offering, unless the shares held by a principal or issuable to a principal upon conversion of convertible securities held by the principal collectively represent less than 1% of the voting rights attaching to the total issued and outstanding securities of the issuer after giving effect to the initial public offering. At the time of its initial public offering, an issuer is classified for the purposes of NP 46-201 as an “exempt issuer”, an “established issuer” or an “emerging issuer”. Uniform terms of automatic timed-release escrow apply to the principals of issuers carrying out initial public offerings, differing only according to the classification of the issuer.

Upon completion of the Offering, the Corporation was classified as an “emerging issuer”. Accordingly, securities held by the Corporation’s principals were subject to a 36 month escrow period, to be released as follows: 10% upon confirmation of listing of the common shares on the TSXV, and the balance in six equal tranches at six month intervals from the date of listing (which will amount to 15% of the escrowed shares being released in each tranche).

On closing of the initial public offering, an aggregate of 10,821,428 common shares and 1,071,428 common share purchase warrants (collectively, the “Escrowed Securities”) were held by the Corporation’s principals and were deposited into escrow with Equity Financial Trust Company at its principal office in Toronto, Ontario, as escrow agent, and are subject to the terms of an escrow agreement between the Corporation, the holders of the Escrowed Securities and Equity Financial Trust Company as escrow agent (the “Escrow Agreement”).

In the event that the Corporation subsequently qualifies for classification as an “established issuer”, the escrow will be changed to an 18 month escrow period, to be released as follows: 25% upon confirmation of listing of the common shares on the TSXV, and the balance in three equal tranches at six month intervals from the date of listing (which will amount to 25% of the escrowed shares being released in each tranche).

Pursuant to the terms of the Escrow Agreement, unless expressly permitted by the Escrow Agreement, the holders of the Escrowed Securities are not permitted to sell, transfer, assign, mortgage or trade their Escrowed Securities respectively, in any way while in escrow.

Pursuant to the terms of the Escrow Agreement, the securities of the Corporation held in escrow are transferable within escrow to an individual who is a director or senior officer of the Corporation or of a material operating subsidiary of the Corporation, subject to the approval of the Corporation’s Board of Directors, or to a person or corporation that before the proposed transfer holds more than 20% of the voting rights attached to the Corporation’s outstanding securities, or to a person or corporation that after the proposed transfer will hold more than 10% of the voting rights attached to the Corporation’s outstanding securities and that has the right to elect or appoint one or more directors or senior officers of the Corporation or of any of its material operating subsidiaries.

Pursuant to the terms of the Escrow Agreement, upon the bankruptcy of a holder of Escrowed Securities, the Escrowed Securities are transferable within escrow to the trustee in bankruptcy or other person legally entitled to such securities. Upon the death of a holder of Escrowed Securities, all securities of the deceased holder will be released from escrow to the deceased holder’s legal representative.

In addition to the NP 46-201 escrow described above, a total of 140,000 common shares of the Corporation were placed into escrow pursuant to a TSX-V Form 5D escrow agreement having the same escrow terms as the Escrow Agreement.

Seed Share Resale Restrictions

Under TSXV Policy 5.4—Escrow, Vendor Consideration and Resale Restrictions, “seed share resale restrictions” (“SSRRs”) hold periods of various lengths are imposed by the TSXV on securities issued to non-principals by private companies prior to an initial public offering. The SSRRs do not apply to persons who are subject to escrow pursuant to NP 46-201. In accordance with TSXV Policy 5.4, an aggregate of 2,857,143 common shares and 2,857,143 common share purchase warrants (collectively, the “SSRRs Securities”), being all of the units comprised of common shares and common share purchase warrants issued by the Corporation on March 10, 2010 upon the conversion of the Notes at a conversion price of $0.175 per unit held by non-principals and not subject to escrow pursuant to NP 46-201, became subject to a hold period expiring 4 months from the closing date of the Corporation’s initial public offering pursuant to the SSRRs.

DIRECTORS AND OFFICERS

Directors and Officers

The names, municipalities of residence and positions held in the Corporation of each of the directors and officers of the Corporation, their current principal occupation other than with the Corporation, the dates of their appointment or election as directors and their holdings of common shares (including those over which they exercise control) are set forth below:

	September 30,	September 30,	September 30,
Name, Municipality of Residence and Position with the Corporation	Principal Occupation	Director/Officer Since	Common Shares Beneficially Owned Directly or Indirectly or Controlled
Gregory B. Bowes Carleton Place, Ontario, Canada Chief Executive Officer and Director	Chief Executive Officer and a director of the Corporation.	July 9, 2008	655,714	(4)

Ronald N. Little (1) (3) Ottawa, Ontario, Canada Director	President, CEO and a director of Orezone Gold Corporation.	June 24, 2010	642,857	(5)

Jay Chmelauskas (1)(2) Vancouver, British Columbia, Canada Director	President, Western Lithium Corp.	September 7, 2010	10,000

K. Sethu Raman, Ph.D (2) (3) Toronto, Ontario, Canada Director	Independent mining consultant.	September 7, 2010	142,857

Iain Scarr (3) Highlands Ranch, Colorado, United States of America Director	Vice-President – Development, Lithium One Inc.	September 7, 2010	10,000

	September 30,	September 30,	September 30,
Name, Municipality of Residence and Position with the Corporation	Principal Occupation	Director/Officer Since	Common Shares Beneficially Owned Directly or Indirectly or Controlled
Donald H. Christie, CA(1) (2) Toronto, Ontario, Canada Director	Partner and Chief Financial Officer, Alexander Capital Group.	August 17, 2010	100,000

Don Baxter Huntsville, Ontario, Canada President	President of the Corporation	February 1, 2011	30,000

Stephen Thompson, CA, CPA (Illinois) Ottawa, Ontario, Canada Chief Financial Officer	Principal of 6943802 Canada Inc. (private consulting company).	February 1, 2011	Nil

Notes:

(1)	Member of Audit Committee.

(2)	Member of Compensation and Nomination Committee.

(3)	Member of Corporate Governance Committee.

(4)

170,000 are held by Gregory Bowes. 285,714 common shares are held by Bowes & Company, Management Ltd., which is owned and controlled by Gregory Bowes and his family, and 200,000 common shares are owned by his spouse.

(5)	442,857 common shares are held by Ronald Little and 200,000 are owned by his spouse.

Each director will hold office until the Corporation’s next annual meeting or until a successor is elected or appointed.

The following is biographical information relating to the directors and senior officers of the Corporation, including their principal occupations for the past five years:

Gregory B. Bowes, B.Sc. (Geology), MBA—CEO and Director. Mr. Bowes (age 56) has over 25 years of experience in the resource and engineering industries. He holds an MBA from Queens University and an Honours B.Sc., Geology degree from the University of Waterloo. Mr. Bowes was Senior Vice President of Orezone Gold Corporation (ORE:TSX) from February 2009 to June 2010, and was Vice President, Corporate Development of its predecessor, Orezone Resources Inc., from January 2004 until September 2005 and was Chief Financial Officer from October 2005 to March 2007, and from April 2008 to February 2009. From December 2006 until April 2008, Mr. Bowes served as President, CEO and a director of San Anton Resource Corporation (SNN:TSX). Mr. Bowes is a director of Industrial Minerals and Mazorro Resources Inc. It is anticipated that Mr. Bowes will devote substantially all of his time and effort to the affairs of the Corporation. Mr. Bowes’ services to the Corporation were provided as an independent contractor until May 1, 2011. Effective May 1, 2011, Mr. Bowes entered into an employment contract with the Corporation, which includes a non-competition and non-disclosure agreement with the Corporation.

Iain Scarr, B.Sc. (Geology), MBA—Director. Mr. Scarr is founder and principal of IMEx Consulting which provides business development, mining and marketing services to the industrial minerals industry. Mr. Scarr is Vice President, Corporate Development of Lithium One Inc. and spent 30 years with Rio Tinto Exploration and was most recently Commercial Director and VP Exploration, Industrial Minerals Division. He holds a B.Sc. in Earth Sciences from California State Polytechnic University and MBA from Marshall School of Business at the University of Southern California.

Ronald N. Little, P.Eng—Director. Mr. Little is the President, CEO and a director of Orezone Gold Corporation (ORE:TSX). Mr. Little has more than 20 years of experience, at senior levels, in mineral exploration, mine development, mine operations and capital markets. He last spent the last 15 years focused on African projects where he was responsible for over $1.2 billion of transactions with the predecessor company Orezone Resources Inc. Mr. Little has held directorships with other public and private companies and held senior operating positions in both major and junior gold producing companies.

Jay Chmelauskas, B.A.Sc, MBA—Director. Mr. Chmelauskas is President of Western Lithium Corp. and was previously President and CEO of China Gold International Resources Corp. Ltd. (formerly Jinshan Gold Mines) where he successfully managed and led the company during all phases of the commissioning of one of China’s largest open pit gold mines. Mr. Chmelauskas has considerable experience in the exploration, development and mining industry, including a large Placer Dome gold mine, and a business analyst position with chemical manufacturer Methanex Corporation. Mr. Chmelauskas has a Bachelor of Applied Science in Geological Engineering from the University of British Columbia and a Master of Business Administration from Queen’s University.

Donald H. Christie, CA – Director. Mr. Christie is a Chartered Accountant and currently a Partner and Chief Financial Officer with Alexander Capital Group. He is a director of Alpha One Corporation, a Capital Pool Company. Prior to his involvement with Alexander Capital Group, Mr. Christie co-founded Ollerhead Christie & Company Ltd., a privately held Toronto investment banking firm which sourced, structured and syndicated debt private placements and provided financial advisory services to a client base comprised primarily of colleges, universities, schools boards and provincial government agencies. Prior to founding Ollerhead Christie & Company Ltd., Mr. Christie served as Vice President and a director of Newcourt Capital Inc., formerly the corporate finance subsidiary of then publicly traded Newcourt Credit Group (TSX, NYSE), which subsequently combined with the CIT Group, Inc. While at Newcourt, Mr. Christie was involved in the structuring and syndication of over $1.5 billion of transactions. Mr. Christie holds a B.Comm degree from Queen’s University.

K. Sethu Raman, Ph.D—Director. Dr. Raman is a professional geologist with over 40 years of international experience in all phases of exploration and development and has held senior executive positions in several public mining companies. He spent 13 years with Campbell Chibougamau Mines, Campbell Resources and Royex Gold Group of companies (now Barrick Gold) in various management positions including Vice President (1980-86) where he played a key role in gold discovery and development of six operating gold mines and major acquisitions including Hemlo Gold Mine and the Nickel Plate Gold Mine. From 1986 to 2004, Dr. Raman was President and CEO of Holmer Gold Mines Limited which over the years discovered and developed the Timmins Gold deposit. On December 31, 2004, Lake Shore Gold Corp., a TSX listed company, acquired all of the issued and outstanding shares of Holmer. Dr. Raman is currently a director of Moneta Porcupine Mines (TSX:ME), Crescent Resources Limited (formerly Nico Mining Limited) (TSX:RCB) and Altai Resources Inc. (TSXV:ATI). Dr. Raman holds a Ph.D (1970) in geology from Carleton University, Ottawa and a UNESCO Post-Graduate Diploma (1965) from University of Vienna, Austria.

Donald K.D. Baxter, P.Eng – President. Mr. Baxter (age 44) has a degree in Mining Engineering from Queens’ University (1987). For the last five years, he has been President of Ontario Graphite Limited, which is attempting to bring the Kearney graphite property, a past producing mine located near Huntsville, Ontario, back into production. Mr. Baxter was Mine Superintendent and Chief Mine Engineer at Kearney between 1990 and 1995. Prior to 1990, Mr. Baxter was involved in mine engineering and operations with INCO and Noranda Minerals. It is anticipated that Mr. Baxter will devote substantially all of his time and effort to the affairs of the Corporation. Mr. Baxter’s services to the Corporation are provided as an independent contractor. Mr. Baxter has not entered into a non-competition agreement with the Corporation. The agreement under which Mr. Baxter provides his services includes non-disclosure covenants in favour of the Corporation.

Stephen Thompson, CA, CPA (Illinois)—Chief Financial Officer. Mr. Thompson (age 42) holds a Bachelor of Commerce (honours) degree from Queens’ University (1991) and is a Chartered Accountant as well as a Certified Public Accountant (Illinois) with over 20 years of experience in accounting and finance. For the past three years, he has provided financial management and leadership services to a number of small Ottawa-based companies. He was previously Vice President, Finance of Espial Group Inc., Vice President, Finance of Hydro Ottawa Limited and Vice President Controller of Accelio Corporation. Mr. Thompson’s services to the Corporation were provided as an independent contractor until May 1, 2011. Effective May 1, 2011, Mr. Thompson entered into an employment contract with the Corporation, which includes a non-competition and non-disclosure agreement with the Corporation.

Shareholdings of Directors and Officers

As of the date of this Annual Information Form, the directors and executive officers of the Company and its subsidiaries, as a group, beneficially owned, directly or indirectly, or exercised control or direction over an aggregate of • shares, representing approximately •% of the issued and outstanding shares of the Company.

Cease Trade Orders

Except as disclosed below, no director or executive officer of Northern is, as at the date of this Annual Information Form, or has been, within 10 years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company (including Northern) that was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation that was (i) in effect for a period of more than 30 consecutive days, (ii) issued while the director or executive officer was acting in that capacity, or (iii) issued after that person ceased to act in that capacity but which resulted from an event that occurred while that person was acting in that capacity.

Gregory Bowes has been a director of Industrial Minerals since June 23, 2008 and became the Chief Executive Officer and Chief Financial Officer of Industrial Minerals on May 10, 2010. On August 18, 2009, Industrial Minerals, which is a Delaware corporation which is quoted on the over-the-counter bulletin board in the United States, was advised by the BCSC that the BCSC had issued a cease trade order against it for failure to file a NI 43-101 compliant technical report in connection with the November 2007 announcement by Industrial Minerals of a Mineral Resource estimate and the results of a preliminary assessment for the Bissett Creek Project and subsequent similar disclosure. Industrial Minerals had been designated a reporting issuer in British Columbia by the BCSC pursuant to BCI 51-509 on September 15, 2008. The technical report had been completed and Industrial Minerals’ disclosure was consistent with it, but the report was not filed with the BCSC due to the financial difficulties being experienced by Industrial Minerals. The BCSC issued a full revocation of the cease trade order effective March 10, 2011. Industrial Minerals intends to cease being a reporting issuer in British Columbia under BCI 51-509.

Dr. Sethu Raman was a director of Visa Gold Explorations Inc., a TSX listed company, from October 2000 to June 2003. Trading in Visa Gold Explorations Inc. was halted in June 2003 for failure to file financial statements for the period ending December 31, 2002. On June 20, 2003, Dr. Raman resigned as a director. On January 13, 2004, the BCSC issued a cease trade order against the company.

Bankruptcies

No director or executive officer of Northern or, to the knowledge of Northern, any shareholder holding a sufficient number of securities of Northern to affect materially the control of Northern:

(a)

is, as of the date of this Annual Information Form, or has been within 10 years before the date of this Annual Information Form, a director or executive officer of any company (including Northern) that, while that person was acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)

has, within 10 years before the date of this Annual Information Form, become bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

Penalties or Sanctions

No director or executive officer of the Corporation or, to the knowledge of the Corporation, shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation, has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

As at the date hereof, the Corporation is not aware of any existing or potential material conflicts of interest between the Corporation and any director or officer of the Corporation.

Certain of the directors of the Corporation serve as directors or officers of, or provide consulting services to, other resource companies or may have significant shareholdings in other public or private resource companies which may compete with the Corporation. Situations may arise in connection with potential acquisitions, investments or other transactions where the interests of these directors may actually or potentially conflict with the interests of the Corporation. The Corporation intends to establish procedures and practices to minimize the frequency and extent of conflicts of interest and to resolve or deal with them in a manner which protects the interests of the Corporation and its shareholders, including disclosure of actual or perceived conflicts and having independent directors review and deal with such conflicts. The Business Corporations Act (Ontario) requires written disclosure if a director or officer of the Corporation is a party to a material contract or proposed material contract or is a director or officer of, or has a material interest in, any material contract or proposed material contract, with the Corporation and subject to certain exceptions, requires the director to abstain from voting on the matter.

Committees of the Board of Directors

The Board of Directors has established three committees as described below, the Audit Committee, the Compensation and Nomination Committee and the Corporate Governance Committee.

Audit Committee

The Audit Committee is comprised of Messrs. Christie, Chmelauskas and Little. The Audit Committee has been structured to comply with National Instrument 52-110—Audit Committees (“NI 52-110”). Each member of the Audit Committee is financially literate within the meaning of NI 52-110. In addition, each member of the Audit Committee is independent within the meaning of NI 52-110.

The Audit Committee oversees the accounting and financial reporting practices and procedures of the Corporation, and the audits of the Corporation’s financial statements. The principal responsibilities of the Audit Committee include: (i) overseeing the quality and integrity of the internal controls and accounting procedures of the Corporation, including reviewing the Corporation’s procedures for internal control with the Corporation’s auditor and Chief Financial Officer; (ii) reviewing and assessing the quality and integrity of the Corporation’s annual and quarterly financial statements and related management’s discussion and analysis, as well as all other material continuous disclosure documents, such as the Corporation’s annual information form; (iii) monitoring compliance with legal and regulatory requirements related to financial reporting; (iv) reviewing and approving the engagement of the auditor of the Corporation and independent audit fees; (v) reviewing the qualifications, performance and independence of the auditor of the Corporation, considering the auditor’s recommendations and managing the relationship with the auditor, including meeting with the auditor as required in connection with the audit services provided by the Corporation; (vi) reviewing the Corporation’s risk management procedures; (vii) reviewing any significant transactions outside the Corporation’s ordinary course of business and any pending litigation involving the Corporation; and (viii) examining improprieties or suspected improprieties with respect to accounting and other matters that affect financial reporting.

Compensation and Nomination Committee

The Compensation and Nomination Committee is comprised of Messrs. Chmelauskas, Christie and Raman. Each member of the Compensation and Nomination Committee is independent within the meaning of National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”).

The Compensation and Nomination Committee oversees the remuneration, nomination and appointment policies and practices of the Corporation. The principal responsibilities of the Compensation and Nomination Committee include: (i) considering the Corporation’s overall remuneration strategy and, where information is available, verifying the appropriateness of existing remuneration levels using external sources for comparison; (ii) comparing the nature and amount of the Corporation’s directors’ and executive officers’ compensation to performance against goals set for the year while considering relevant comparative information, independent expert advice and the financial position of the Corporation; (iii) making recommendations to the Board of Directors in respect of director and executive officer remuneration matters with the overall objective of ensuring maximum shareholder benefit from the retention of high quality board and executive team members; (iv) considering nominees for independent directors of the Corporation; and (v) planning for the succession of directors and executive officers of the Corporation, including appointing, training and monitoring senior management to ensure that the Board of Directors and management have appropriate skill and experience.

Corporate Governance Committee

The Corporate Governance Committee is comprised of Messrs. Raman, Little and Scarr. Each member of the Corporate Governance Committee is independent within the meaning of NP 58-201.

The Corporate Governance Committee oversees the Corporation’s approach to corporate governance matters. The principal responsibilities of the Corporate Governance Committee include: (i) monitoring and overseeing the quality and effectiveness of the corporate governance practices and policies of the Corporation; (ii) adopting and implementing corporate communications policies and ensuring the effectiveness and integrity of communication and reporting to the Corporation’s shareholders and the public generally; and (iii) administering the Board of Directors’ relationship with the management of the Corporation.

Directors’ and Officers’ Liability Insurance

The Corporation carries directors’ and officers’ liability insurance. The Corporation does not maintain any key man insurance.

AUDIT COMMITTEE INFORMATION

Audit Committee Charter

The charter for the Corporation’s Audit Committee is attached as Appendix “A” to this Annual Information Form.

Composition of the Audit Committee

The Audit Committee of the Corporation is comprised of Donald Christie CA, Jay Chmelauskas and Ronald Little. Mr. Christie serves as Chairman of the Audit Committee. The Audit Committee has been structured to comply with NI 52-110. Each member of the Audit Committee is financially literate within the meaning of NI 52-110. In addition, each member of the Audit Committee is independent within the meaning of NI 52-110.

Relevant Education and Experience

Each member of the Corporation’s Audit Committee has adequate education and experience that is relevant to their performance as an Audit Committee member and, in particular, education and experience that have provided the member with: (a) an understanding of the accounting principles used by the Corporation to prepare its financial statements and the ability to assess the general application of those principles in connection with estimates, accruals and reserves; (b) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements or experience actively supervising individuals engaged in such activities; and (c) an understanding of internal controls and procedures for financial reporting. In particular: (i) Mr. Christie is a Chartered Accounting with many years of experience with financial reporting and public companies, and he is currently Chief Financial Officer of Alexander Capital Group, a Toronto-based investment banking company; (ii) Mr. Chmelauskas holds a Masters Degree in Business Administration, and he is currently President of Western Lithium Corp. and was previously President and CEO of

China Gold International Resources Corp. Ltd., both publicly listed companies, and is familiar and experienced with financial statements and the reporting requirements of public companies; and (iii) Mr. Little has over 15 years experience in managing public companies and is familiar with, and experienced in, the analysis of financial statements and public company reporting requirements. In these capacities, they have had experience preparing, analyzing or evaluating financial statements for public companies or actively supervising individuals engaged in such activities, and have developed an understanding of the accounting principles used by the Corporation to prepare its financial statements and an understanding of internal controls and procedures for financial reporting.

Reliance on Certain Exemptions

The Corporation is not relying upon any exemptions under NI 52-110.

Pre-Approval Policy

The Corporation has not yet adopted any specific policies or procedures for the engagement of non-audit services. Such matters are the subject of review and pre-approval by the Audit Committee.

External Auditor Service Fees

The Corporation has incurred fees in the amount of approximately $28,000 from January 1st, 2011 to June •, 2011 and $33,000 from January 1, 2010 to December 31, 2010 with Meyers Norris Penny LLP, Chartered Accountants for audit services. The audit services related to professional services rendered for the audit of the Corporation’s financial statements for the year ended December 31, 2010. The Corporation has not engaged Meyers Norris Penny LLP, Chartered Accountants or any other auditing or accounting firm for non-audit services other than the review of the Corporation’s financial statements for the years ended December 31, 2008 and 2007, the three-month period ended March 31, 2010, the six-month period ended June 30, 2010 and the nine-month period ended September 30, 2010, for which it has incurred fees in the amount of approximately $17,500, work related to the Corporation’s initial public offering for the amount of $6,800 incurred in 2011, tax services work in the amounts of $4,800 and $1,500 in 2011 and 2010 respectively, and consultation services related to the Corporation’s transition to IFRS for which no amounts have been billed as at the date of this Annual Information Form.

PROMOTERS

Gregory Bowes, CEO of the Corporation, took the initiative to finance and reorganize the affairs of the Corporation and accordingly may be considered to be a promoter of the Corporation within the meaning of applicable securities legislation. Mr. Bowes beneficially owns or controls 655,714 common shares of the Corporation representing 1.6% of the issued and outstanding common shares. Mr. Bowes is compensated for the services he provides to the Corporation in his capacity as CEO at a salary of $200,000 per year in accordance with the provisions of his employment agreement with the Corporation. See “Directors and Officers”.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Corporation is not and was not during the financial year ended December 31, 2010 a party or subject to any legal proceedings involving the Corporation or any of its property.

No penalties or sanctions are or were during the financial year ended December 31, 2010 imposed against the Corporation by a court relating to securities legislation or by a securities regulatory authority. No other penalties or sanctions are or were during the financial year ended December 31, 2010 imposed by a court or regulatory body against the Corporation that would likely be considered important to a reasonable investor in making an investment decision. The Corporation has not entered into at present or during the financial year ended December 31, 2010 any settlement agreements before a court relating to securities legislation or with a securities regulatory authority.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Annual Information Form, no director or executive officer of the Corporation or any person or company that is the direct or indirect beneficial owner of, or who exercise control or direction over, more than 10% of any class or series of the Corporation’s outstanding voting securities or any associate or affiliate of any of the persons or companies referred to above had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Corporation or any of its subsidiaries, occurring during the year ended December 31, 2010.

REGISTRAR AND TRANSFER AGENTS

The transfer agent and registrar of the Corporation is Equity Financial Trust Company at its principal office in Toronto, Ontario.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the Company has not entered into any contracts material to the Company during its most recently completed financial year ended December 31, 2010, or before such financial year and which are still in effect. Subsequent to December 31, 2010, the Corporation entered into the following material contracts:

1.	the Escrow Agreement referred to under the heading “Escrowed Securities”; and

2.	the agency agreement dated April 18, 2011 between the Corporation and Union Securities Ltd. in respect of the Corporation’s initial public offering (the “Agency Agreement”).

Copies of the Escrow Agreement and Agency Agreement have been filed on SEDAR and may be viewed under the Corporation’s SEDAR profile at www.sedar.com.

INTERESTS OF EXPERTS

The information in this Annual Information Form on the Bissett Creek Project is summarized from the Technical Report prepared by Gilbert Rousseau P. Eng and Claude Duplessis P. Eng, both of SGS, and both of whom are independent Qualified Persons under NI 43-101. As of the date hereof, to the Corporation’s knowledge, none of Messrs. Rousseau or Duplessis or any of the directors, officers, principals and associates of SGS own beneficially, directly or indirectly, or exercise control or direction over, any of the securities or other property of the Corporation.

The average selling price used in the Technical Report was reviewed by industrial minerals and graphite expert, Mr. George C. Hawley, prior to being provided to SGS. As of the date hereof, to the Corporation’s knowledge, Mr. Hawley does not own beneficially, directly or indirectly, or exercise control or direction over, any of the securities or other property of the Corporation.

Meyers Norris Penny LLP, Chartered Accountants, of Vancouver, British Columbia, are the Corporation’s auditors and such firm has prepared an opinion with respect to the Corporation’s financial statements as at and for the year ended December 31, 2010. Meyers Norris Penny LLP, Chartered Accountants are independent of the Corporation in accordance with the Rules of Professional Conduct as outlined by the British Columbia Institute of Chartered Accountants.

RISK FACTORS

An investment in Northern Graphite Corporation Shares is subject to risks and uncertainties. The occurrence of any one or more of these risks or uncertainties could have a material adverse effect on the value of any investment in Northern Graphite Corporation and the business, prospects, financial position, financial condition or operating results of the Company. Prospective investors should carefully consider the information presented in this Annual Information Form, including the following risk factors, which are not an exhaustive list of all risk factors associated with an investment in Northern Graphite Corporation or the Northern Graphite Corporation Shares or in connection with the operations of the Company:

Exploration Stage Corporation and Single Asset

The Corporation has a limited history of operations and is in the early stage of development. The Corporation is engaged in the business of exploring and developing a single asset, the Bissett Creek Project, in the hope of ultimately, at some future point, placing the Bissett Creek Project into production. The Bissett Creek Project will be for the foreseeable future the Corporation’s sole asset. Although management believes the Bissett Creek Project has sufficient merit to justify focusing all the Corporation’s limited resources upon it, the Corporation will in consequence be exposed to some heightened degree of risk due to the lack of property diversification. The Bissett Creek Project is known to host NI 43-101 compliant Indicated and Inferred Resources. However, there are no guarantees that these Indicated and Inferred Resources will ever be demonstrated, in whole or in part, to be profitable to mine. Development of the Bissett Creek Project will only follow upon obtaining satisfactory results from the recommended multi-phase exploration and development program and any subsequent work and studies that may be required. There can be no assurance that any of the Corporation’s planned exploration and development activities on the Bissett Creek Project will ever lead to graphite production from the Bissett Creek Project.

Mineral Exploration and Development

The exploration and development of mineral projects is highly speculative in nature and involves a high degree of financial and other risks over a significant period of time which even a combination of careful evaluation, experience and knowledge may not reduce or eliminate. The Bissett Creek Project, which will constitute the Corporation’s sole asset, is known to host NI 43-101 compliant Indicated and Inferred Resources. However, there are no guarantees that there will ever be reserves sufficient to support a profitable mining operation on the Bissett Creek Project. The proposed multi-phase exploration and development program on the Bissett Creek Project is subject to a significant degree of risk. Whether a mineral deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit (i.e. size, grade, access and proximity to infrastructure), financing costs, the cyclical nature of commodity prices and government regulations (including those relating to prices, taxes, currency controls, royalties, land tenure, land use, importing and exporting of mineral products, and environmental protection). The effect of these factors or a combination thereof cannot be accurately predicted but could have an adverse impact on the Corporation.

No History of Mineral Production

The Corporation has never had an interest in a mineral producing property. There is no assurance that commercial quantities of minerals will be discovered at the Bissett Creek Project or any future properties, nor is there any assurance that the exploration programs of the Corporation thereon will yield any positive results. Even if commercial properties of minerals are discovered, there can be no assurance that any property of the Corporation will ever be brought to a stage where Mineral Resources can be profitably produced thereon. Factors which may limit the ability of the Corporation to produce Mineral Resources from its properties include, but are not limited to, the price of Mineral Resources are explored, availability of additional capital and financing and the nature of any mineral deposits.

Mining Operations and Insurance

Mining operations generally involve a high degree of risk. The Corporation’s operations will be subject to all of the hazards and risks normally encountered in mineral exploration and development. Such risks include unusual and unexpected geological formations, seismic activity, rock bursts, cave-ins, water inflows, fires and other conditions involved in the drilling and removal of material, environmental hazards, industrial accidents, periodic interruptions due to adverse weather conditions, labour disputes, political unrest and theft. The occurrence of any of the foregoing could result in damage to, or destruction of, mineral properties or interests, production facilities, personal injury, damage to life or property, environmental damage, delays or interruption of operations, increases in costs, monetary losses, legal liability and adverse government action. The Corporation does not currently carry insurance against these risks and there is no assurance that such insurance will be available in the future, or if available, at economically feasible premiums or acceptable terms. The potential costs associated with losses or liabilities not covered by insurance coverage may have a material adverse effect upon the Corporation’s financial condition.

Limited Operating History and Financial Resources

The Corporation has a limited operating history, has no operating revenues and is unlikely to generate any revenues from operations in the immediate future. It anticipates that its existing cash resources, together with the net proceeds of the Offering, will be sufficient to cover its projected funding requirements for the ensuing year. If its phased exploration and development program is successful, additional funds will be required to bring the Bissett Creek Project to production. The Corporation has limited financial resources and there is no assurance that sufficient additional funding will be available to enable it to fulfill its obligations or for further exploration and development on acceptable terms or at all. Failure to obtain additional funding on a timely basis could result in delay or indefinite postponement of further exploration and development and could cause the Corporation to reduce or terminate its operations. Additional funds raised by the Corporation from treasury share issuances may result in further dilution to the shareholders of the Corporation or a change of control.

Government Regulation

The future operations of the Corporation, including exploration and development activities and the commencement and continuation of commercial production, require licenses, permits or other approvals from various federal, provincial and local governmental authorities and such operations are or will be governed by laws and regulations relating to prospecting, development, mining, production, exports, taxes, labour standards, occupational health and safety, waste disposal, toxic substances, land use, water use, environmental protection, land claims of indigenous people and other matters. The Corporation believes that the Bissett Creek Project is in substantial compliance with all material laws and regulations which currently apply to its activities. There can be no assurance, however, that the Corporation will obtain on reasonable terms or at all the permits and approvals, and the renewals thereof, which it may require for the conduct of its future operations or that compliance with applicable laws, regulations, permits and approvals will not have an adverse effect on plans to explore and develop the Bissett Creek Project. Possible future environmental and mineral tax legislation, regulations and actions could cause additional expense, capital expenditures, restrictions and delay on the Corporation’s planned exploration and operations, the extent of which cannot be predicted.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Results of Prior Exploration Work

In preparing the Technical Report, the authors of such report relied upon data generated by exploration work carried out by geologists employed by others. There is no guarantee that data generated by prior exploration work is 100% reliable and discrepancies in such data not discovered by the Corporation may exist. Such errors and/or discrepancies, if they exist, could impact on the accuracy of the Technical Report.

Reliance on Management and Experts

The success of the Corporation will be largely dependent upon the performance of its senior management and directors. Due to the relative small size of the Corporation, the loss of these persons or the inability of the Corporation to attract and retain additional highly-skilled employees may adversely affect its business and future operations. The Corporation has not purchased any “key-man” insurance nor has it entered into any non-competition or non-disclosure agreements with any of its directors, officers or key employees and has no current plans to do so.

The Corporation has hired and may continue to rely upon consultants and others for geological and technical expertise. The Corporation’s current personnel may not include persons with sufficient technical expertise to carry out the future development of the Corporation’s properties. There is no assurance that suitably qualified personnel can be retained or will be hired for such development.

Competition

The mineral exploration and mining business is competitive in all of its phases. The Corporation competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources, in the search for and the acquisition of attractive mineral properties. The mining industry is facing a shortage of equipment and skilled personnel and there is intense competition for experienced geologists, field personnel, contractors and management. There is no assurance that the Corporation will be able to compete successfully with others in acquiring such equipment or personnel.

Conflicts of Interest

Certain of the directors and officers of the Corporation also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Corporation should be made in accordance with their fiduciary duties and obligations to deal fairly and in good faith with a view to the best interests of the Corporation and its shareholders.

In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (Ontario) and other applicable laws.

Competitive Conditions

The mineral exploration and mining business is competitive in all phases of exploration, development and production. The Corporation competes with a number of other entities in the search for and acquisition of productive mineral properties. As a result of this competition, the majority of which is with companies with greater financial resources than the Corporation, the Corporation may be unable to acquire attractive properties in the future on terms it considers acceptable. The Corporation also competes for financing with other resources companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Corporation.

The mining industry is facing a shortage of equipment and skilled personnel and there is intense competition for experienced geologists, field personnel, contractors and management. There is no assurance that the Corporation will be able to compete successfully with other in acquiring such equipment and personnel.

Title to Property

The Corporation has carefully examined the historical record of ownership of the registered surface and mineral rights for the claims comprising the Bissett Creek Project, and the leasehold interests comprising the Bissett Creek Project, and has established and confirmed that ownership thereof is valid and secure and that title is properly registered. However, there can be no assurance or guarantee that the Corporation’s interests in the Bissett Creek Project may not be challenged. There can be no assurance that the Corporation will be able to secure the grant or the renewal of exploration permits or other tenures on terms satisfactory to it, or that governments having jurisdiction over the Bissett Creek Project will not revoke or significantly alter such permits or other tenures or that such permits and tenures will not be challenged or impugned. It is always possible, though unlikely, that third parties may have valid claims not appearing in the historical record underlying portions of the interests of the Corporation and the permits or tenures may be subject to prior unregistered agreements or transfers or native land claims and title may be affected by undetected defects. If a title defect exists, it is possible that the Corporation may lose all or part of its interest in the properties to which such defects relate.

Aboriginal Land Claims

At the present time, none of the lands comprising the Bissett Creek Project are the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future. If any aboriginal peoples file a claim with respect to aboriginal title or rights to the lands comprising the Bissett Creek Project, and if any such claim is successful, it could have an adverse effect on the Corporation’s assets, results of operations and its ability to execute its business plan.

Environmental Risks and Hazards

All phases of the Corporation’s operations will be subject to environmental regulation in the jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation and provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry activities and operations. They also set forth limitations on the generation, transportation, storage and disposal of hazardous waste. A breach of such regulation may result in the imposition of fines and penalties. In addition, certain types of mining operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the viability or profitability of operations of the Corporation. The Bissett Creek Project has, over the course of the past two decades, been subject to several environmental studies. Additional environmental studies will, however, be required as the Corporation’s anticipated exploration and development programs unfold. It is always possible that, as work proceeds, environmental hazards may be identified on the Bissett Creek Project which are at present unknown to the Corporation and which may have the potential to negatively impact on the Corporation’s exploration and development plans for the Bissett Creek Project.

Cost of Land Reclamation

It is difficult to determine the exact amounts which will be required to complete all land reclamation activities on the Bissett Creek Project. Reclamation bonds and other forms of financial assurance represents only a portion of the total amount of money that will be spent on reclamation activities over the life of a mine. Accordingly, it may be necessary to revise planned expenditures and operating plans in order to fund reclamation activities. Such costs may have a material adverse impact upon the financial condition and results of operations of the Corporation.

Commodity Prices

The price of the Corporation’s securities, its financial results and its exploration, development and mining activities have previously been, or may in the future be, significantly adversely affected by declines in the price of graphite. Industrial mineral prices fluctuate widely and are affected by numerous factors beyond the Corporation’s control such as the sale or purchase of industrial minerals by various dealers, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, the degree to which a dominant producer uses its market strength to bring supply into equilibrium with demand, and international political and economic trends, conditions and events. The prices of industrial minerals have fluctuated widely in recent years, and future price declines could cause continued exploration and development of the Bissett Creek Project to be impracticable.

Further, reserve calculations and life-of-mine plans using significantly lower industrial mineral prices could result in material write-downs of the Corporation’s investment in the Bissett Creek Project and increased amortization, reclamation and closure charges.

In addition to adversely affecting reserve estimates and the Corporation’s financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Price Volatility and Lack of Active Market

In recent years, securities markets in Canada and elsewhere have from time to time experienced high levels of price and volume volatility. Consequently, the market prices of the securities of many public companies have experienced significant fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. It may be anticipated that any quoted market for the Corporation’s securities will be subject to such market trends and that the value of such securities may be affected accordingly. If an active market does not develop, the liquidity of the investment may be limited and the market price of such securities may decline.

Litigation

From time to time, the Corporation may be involved in lawsuits. The outcomes of any such legal actions may have a material adverse effect on the financial results of the Corporation on an individual or aggregate basis.

Dividends

The Corporation has no earnings or dividend record and does not anticipate paying any dividends on its common ahares in the foreseeable future.

ADDITIONAL INFORMATION

Additional information, including the Corporations’s financial statements and management discussion and analysis (“MD&A”) for its most recently completed financial year ended December 31, 2010 may be found on SEDAR under the Corporation’s SEDAR profile at www.sedar.com. Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of your company’s securities and securities authorized for issuance under equity compensation plans, if applicable, will be contained in the Corporation’s information circular for its most recent annual meeting of security holders that involved the election of directors.

SCHEDULE “A”

CHARTER OF THE AUDIT COMMITTEE

NORTHERN GRAPHITE CORPORATION

(the “Corporation”)

I. Purpose

The Audit Committee is a committee of the Board of Directors which assists the Board in overseeing the Corporation’s financial controls and reporting and in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation. The Audit Committee’s primary duties and responsibilities are to:

•

Oversee: (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements with respect to financial controls and reporting; and (iii) the auditors’ qualifications and independence.

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting processes and internal control systems.

•	Review and appraise the audit activities of the Corporation’s independent auditors.

•	Provide open lines of communication among the independent auditors, financial and senior management and the Board of Directors for financial reporting and control matters.

II. Composition

Members of the Audit Committee are appointed and removed by the Board of Directors. The Board shall designate annually the members of the Committee and a Chairman of the Committee. The Committee will be comprised of at least three directors, each of whom qualifies as an independent director, as determined by the Board1. All members should have skills and/or experience which are relevant to the mandate of the Committee, as determined by the Board. All members of the Committee shall be financially literate at the time of their election to the Committee. “Financial literacy” shall be determined by the Board of Directors in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand financial statements that present a breadth and level of complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements. Committee members, if they or the Board of Directors deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

III. Responsibilities

The responsibilities of the Audit Committee shall generally include, but not be restricted to, undertaking the following:

Selection and Evaluation of Auditors

(a)

Recommending to the Board of Directors the external auditors (subject to shareholder approval) to be engaged to prepare or issue an auditor’s report or performing other audit, review or attest services for the Corporation and the compensation of such external auditors.

1 Determined in accordance with National Instrument 52-110 – Audit Committees.

(b)

Overseeing the independence of the Corporation’s auditors and taking such actions as it may deem necessary to satisfy it that the Corporation’s auditors are independent within the meaning of applicable securities laws by, among other things: (i) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and (ii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and taking appropriate action to satisfy itself of the auditors’ independence.

(c)

Instructing the Corporation’s independent auditors that: (i) they are ultimately accountable to the Committee (as representatives of the shareholders of the Corporation); (ii) they must report directly to the Committee; and (iii) the Committee is responsible for the appointment (subject to shareholder approval), compensation, retention, evaluation and oversight of the Corporation’s independent auditors.

(d)	Ensuring the respect of legal requirements regarding the rotation of applicable partners of the external auditors, on a regular basis, as required.

(e)

Reviewing and pre-approving all audit and permitted non-audit services or mandates to be provided by the independent auditors to the Corporation or any of its subsidiaries, including tax services, and the proposed basis and amount of the external auditors’ fees for such services, and determining which non-audit services the auditors are prohibited from providing (and adopting specific policies and procedures related thereto).

(f)	Reviewing the performance of the Corporation’s independent auditors and replacing or terminating the independent auditors (subject to required shareholder approvals) when circumstances warrant.

Oversight of Annual Audit

(a)

Reviewing and accepting, if appropriate, the annual audit plan of the Corporation’s independent auditors, including the scope, extent and schedule of audit activities, and monitoring such plan’s progress and results during the year.

(b)

Confirming through private discussions with the Corporation’s independent auditors and the Corporation’s management that no management restrictions are being placed on the scope of the independent auditors’ work.

(c)

Reviewing with the external auditors any audit problems or difficulties and management’s response thereto and resolving any disagreement between management and the external auditors regarding accounting and financial reporting.

(d)

Reviewing with management and the external auditors the results of the year-end audit of the Corporation, including: (i) the annual financial statements and the audit report, the related management representation letter, the related “Memorandum Regarding Accounting Procedures and Internal Control” or similar memorandum prepared by the Corporation’s independent auditors, any other pertinent reports and management’s responses concerning such memorandum; and (ii) the qualitative judgments of the independent auditors about the appropriateness and not just the acceptability of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation including any alternative treatments of financial information that have been discussed with management, the ramification of their use and the independent auditor’s preferred treatment as well as any other material communications with management and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

Oversight of Financial Reporting Process and Internal Controls

(a)

Reviewing with management and the external auditors the annual financial statements and accompanying notes, the external auditors’ report thereon and the related press release, and obtaining explanations from management on all significant variances with comparative periods, before recommending approval by the Board and the release thereof.

(b)	Reviewing with management the quarterly financial statements and any auditors’ review thereof before recommending approval by the Board and the release thereof.

(c)

Reviewing and periodically assessing the adequacy of the Corporation’s procedures for the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, including reviewing the financial information contained in the annual information form, management proxy circular, management’s discussion and analysis, Annual Information Formes and other documents containing similar financial information before their public disclosure or filing with regulatory authorities, including the audit committee’s report for inclusion in the Corporation’s management information circular in accordance with applicable rules and regulations.

(d)	Periodically reviewing the Corporation’s disclosure policy to ensure that it conforms with applicable legal and regulatory requirements.

(e)

Reviewing the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures through inquiry and discussions with the Corporation’s independent auditors and management of the Corporation.

(f)	Monitoring the quality and integrity of the Corporation’s disclosure controls and procedures and management information systems through discussions with management and the external auditors.

(g)	Overseeing management’s reporting on internal controls and disclosure controls and procedures.

(h)

Reviewing on a regular basis and monitoring the Corporation’s policies and guidelines which govern the Corporation’s risk assessment and risk management, including the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including hedging policies through the use of financial derivatives.

(i)	Establishing and maintaining free and open means of communication between and among the Board of Directors, the Committee, the Corporation’s independent auditors and management.

Other Matters

(a)

Assisting the Board with oversight of the Corporation’s compliance with applicable legal and regulatory requirements, including meeting with general counsel and outside counsel when appropriate to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation.

(b)

Reviewing and approving any transactions between the Corporation and members of management and/or the Board as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation’s independent auditors.

(c)

Conducting or authorizing investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts as the Committee determines necessary to carry out its duties and to set and pay the compensation for these advisors.

(d)

Establishing procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(e)	Establishing procedures for the review and approval of financial and related information of the Corporation.

(f)	Reviewing and approving the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Corporation.

(g)	Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Committee or the Board of Directors deems necessary or appropriate.

IV. Meetings and Advisors

The Committee will meet as often as it deems necessary or appropriate to perform its duties and carry out its responsibilities described above in a timely manner, but not less than quarterly. The quorum at any meeting of the Committee shall be a majority of its members. All such meetings shall be held pursuant to the By-Laws of the Corporation with regard to notice and waiver thereof.

The Audit Committee shall meet on a regular basis without management or the external auditors. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. As part of its purpose to foster open communications, the Committee shall meet at least annually, and more frequently as required, with management and the Corporation’s independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The independent auditors will have direct access to the Committee at their own initiative. The Chairman should work with the Chief Financial Officer and management to establish the agenda for Committee meetings.

Written minutes of each meeting of the Committee shall be filed in the Corporation’s records. The Chairman of the Committee will report periodically to the Board of Directors.

The Committee shall, in appropriate circumstances and subject to advising the Chairman of the Board, have the authority to engage and obtain advice and assistance from advisors, including independent or outside legal counsel and accountants, as it determines is necessary or appropriate to carry out its duties. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (i) to any independent auditors engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (ii) to any independent advisors employed by the Committee.

V. Disclosure of Charter

This charter shall be published in the Corporation’s annual information form or information circular as required by applicable securities laws.

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to ensure that the Corporation complies with all laws and regulations.

Nothing contained in this charter is intended to expand applicable standards of conduct under statutory or regulatory requirements for the directors of the Corporation or the members of the Audit Committee.